Exhibit 10.3

AGREEMENT REGARDING TRANSFER OF PARTNERSHIP INTERESTS

(OWNCO)

BY AND BETWEEN

MASTER MORSUN ACQUISITION LLC, as transferor

AND

SUNRISE SENIOR LIVING INVESTMENTS, INC., as transferee

Dated as of August 15, 2011

Properties:

Sunrise of Palo Alto, Palo Alto, CA	Sunrise of Lenexa, Lenexa, KS

Sunrise of Shelby Township, Shelby Township, MI	Sunrise of Golden Valley, Golden Valley, MN

Sunrise of Minnetonka, Minnetonka, MN	Sunrise of Dresher, Dresher, PA

Sunrise of Plano, Plano, TX

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24.	Governing Law; Jurisdiction; Construction.	36

25.	Partial Invalidity.	36

26.	Counterparts.	37

27.	No Third Party Beneficiaries	37

28.	Waiver.	37

29.	Assignment.	37

30.	Binding Effect.	38

31.	Entire Agreement	38

32.	Further Assurances.	38

33.	Paragraph Headings.	38

34.	Waiver of Trial by Jury.	39

35.	Litigation Costs.	39

36.	Currency.	39

37.	Press Releases	39

38.	Tax Matters	39

39.	Exclusivity	39

EXHIBITS

A-1 – A-7:	Description of the Properties
B:	Consideration Calculation Example
C:	Escrow Agreement
D:	Form of Assignment and Assumption Agreement
E:	Form of Release
F:	Certificate of Representations and Warranties
G:	Funding Letter

SCHEDULES

1:	Property Owners, Properties and Loans
2:	List of Management Agreements
3:	List of Operating Leases
4:	List of Owner Agreements
5:	Transferor’s Disclosure Schedule

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AGREEMENT REGARDING TRANSFER OF PARTNERSHIP INTERESTS

AGREEMENT REGARDING TRANSFER OF PARTNERSHIP INTERESTS (this “Agreement”), made as of the 15th day of August 2011 by and between MASTER MORSUN ACQUISITION LLC, a Delaware limited liability company (“Transferor”), and SUNRISE SENIOR LIVING INVESTMENTS, INC., a Virginia corporation (“Transferee”).

W I T N E S S E T  H :

WHEREAS, Transferor is the holder and owner of an eighty percent (80%) limited partnership interest (the “Interests”) in Master MorSun, LP, a Delaware limited partnership (the “Partnership”);

WHEREAS, the Partnership is governed by that certain Limited Partnership Agreement of Master MorSun, LP, dated as of December 23, 2004, by and among Transferor, Master MorSun GP, LLC, a Delaware limited liability company (“GP”), and Transferee (the “LP Agreement”);

WHEREAS, the Partnership owns, directly or indirectly, one hundred percent (100%) of the interests in each of the Property Owners (as hereinafter defined) set forth in Column 1 of Schedule 1 annexed hereto and hereby made a part hereof;

WHEREAS, each Property Owner owns that certain real property located at the address and improved with the facility described opposite such Property Owner’s name set forth in Column 2 of Schedule 1 (collectively, the “Properties”);

WHEREAS, the Partnership owns one hundred percent (100%) of the limited liability company interests in MorSun GP, LLC, a Delaware limited liability company (“MorSun GP”, and together with the Property Owners, collectively, the “Subsidiaries”);

WHEREAS, in exchange for the Consideration (as hereinafter defined) and subject to the terms and conditions hereinafter set forth, Transferor has agreed to transfer the Interests to Transferee on the Closing Date (as hereinafter defined).

NOW, THEREFORE, in consideration of the mutual covenants contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Transferor and Transferee hereby agree as follows:

1. Certain Definitions. For purposes of this Agreement, the following terms shall have the respective meanings set forth below:

Additional Deposit: As defined in Section 3(a).

Affiliate: With respect to any specified Person, any other Person that controls, is controlled by or is under common control with such specified Person. “Control” means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities or other beneficial interest, by contract or otherwise.

Agreement: As defined in the Preamble.

Assignment and Assumption Agreement: As defined in Section 15(a)(i).

Audited Financial Statements: As defined in Section 11(a)(iii).

Broadway Mall: Broadway Mall Properties, Inc., a Delaware corporation.

Buildings: With respect to each parcel of Land, all buildings, structures (surface and subsurface), installations and other improvements located thereon.

Business Day: Any day, other than a Saturday or Sunday, on which commercial banks in the State of New York are not required or authorized to be closed for business.

CNL: As defined in Section 29.

Certificate of Representations and Warranties: As defined in Section 29.

Closing: As defined in Section 4.

Closing Date: As defined in Section 4.

Code: The Internal Revenue Code of 1986, as amended.

Consideration: As defined in Section 2(b).

Cost Reimbursement: As defined in Section 16(a)(iii).

Current Lender: The mortgage lender under each of the Current Loans.

Current Loans: Collectively, those certain loans described in Column 3 of Schedule 1.

Deposit: As defined in Section 3(a).

Due Diligence Period: As defined in Section 6(a)(i).

ERISA: The Employee Retirement Income Security Act of 1974, as amended.

Encumbrance: Any charge, claim, equitable interest, lien, encumbrance, option, pledge, security interest, mortgage, encroachment, easement or restriction of any kind.

Endorsement: As defined in Section 5(a)(v).

Escrow Account: As defined in Section 3(a).

Escrow Agreement: As defined in Section 3(b).

Escrowee: As defined in Section 3(a).

Exceptions: As defined in Section 6(c)(iii).

Executive Order 13224: Executive Order 13224–Blocking Property and Prohibiting Transactions with Persons Who Commit, Threaten to Commit, or Support Terrorism, issued by OFAC.

Extended Closing Date: As defined in Section 16(a)(iii).

Extended Due Diligence Period: As defined in Section 6(a)(iii).

FF&E: Furniture, fixtures and equipment.

Financial Statements: As defined in Section 11(a)(iii).

Fund: As defined in Section 11(a)(ix).

GAAP: United States generally accepted accounting principles, consistently applied.

GP: As defined in the Recitals.

Governmental Authority: Any domestic or foreign federal, state, provincial, local or municipal court, legislature, executive or regulatory authority, agency or commission, or other governmental entity, authority or instrumentality.

Governmental Authorization: Any domestic or foreign federal, state, provincial special or local license, permit, governmental authorization, certificate of need, certificate of exemption, franchise, accreditation, registration, approval or consent.

Information: Any of the following: (a) all information and documents in any way relating to the Properties and/or the Interests, the prior financial results of the Properties, the operation thereof or the sale thereof, including, without limitation, all leases, subleases, loan documents and contracts furnished to the Transferee Representatives by or on behalf of any Transferor Related Party, the Partnership, the Property Owners, any Affiliate of the foregoing, or their respective agents or representatives, including, without limitation, their contractors, engineers, attorneys, accountants, consultants, brokers or advisors, whether prior to or after the date hereof and (b) all analyses, compilations, data, studies, reports or other information or documents prepared or obtained by the Transferee Representatives containing or based on, in whole or in part, the information or documents described in the preceding clause (a), the Investigations, or otherwise reflecting their review or investigation of the Properties and/or the Interests.

Initial Deposit: As defined in Section 3(a).

Interests: As defined in the Recitals.

Interim Balance Sheet: As defined in Section 11(a)(iii).

Interim Balance Sheet Date: As defined in Section 11(a)(iii).

Investigations: As defined in Section 6(a)(i).

LP Agreement: As defined in the Recitals.

Legal Requirement: Any applicable domestic or foreign, federal, state, provincial, local or municipal law, ordinance, code, principle of common law, regulation, order, rule or directive, including, without limitation, any of the foregoing relating to the regulation of the health care industry or to payment for services rendered by healthcare providers.

Liability Cap: As defined in Section 20(a).

Liability Threshold: As defined in Section 20(a).

Losses: As defined in Section 7(a).

Management Agreements: With respect to each Property, the property management agreement between Tenant and Property Manager for the management and leasing of such Property, all as listed on Schedule 2 annexed hereto and hereby made a part hereof.

Net Consideration: As defined in Section 2(c).

OFAC: The Office of Foreign Assets Control of the United States Department of the Treasury.

OFAC Lists: As defined in Section 12(a)(iv).

Operating Leases: With respect to each Property, the operating lease between the applicable Property Owner and Tenant, all as listed on Schedule 3 annexed hereto and hereby made a part hereof.

Order: Any order, injunction, judgment, decree, ruling, assessment or arbitration award of any Governmental Authority.

Owner Agreements: With respect to each Property, the owner agreement between the applicable Property Owner and Property Manager, all as listed on Schedule 4 annexed hereto and hereby made a part hereof.

Partnership: As defined in the Recitals.

Partnership Material Adverse Effect: Any material adverse change in or material adverse effect on, or any event that is reasonably likely to result in a material adverse change in or material adverse effect on, the business, operations, assets, liabilities, prospects, results of operations or condition (financial or otherwise) of the Partnership and the Subsidiaries taken as a whole, or on the ability of Transferor materially to perform its obligations under this Agreement or to consummate the Transaction contemplated hereby.

Permitted Assignee: As defined in Section 29.

Permitted Exception: As defined in Section 6(c)(v).

Person: Any individual, partnership, limited partnership, corporation, business trust, limited liability company, limited liability partnership, joint stock company, trust, unincorporated association, joint venture or other entity, or any Governmental Authority.

Personal Property: With respect to each Property, all right, title and interest of the applicable Property Owner, if any, in and to the fixtures, equipment and other personal property owned by such Property Owner and attached or appurtenant to the applicable Property.

Plan: As defined in Section 11(a)(ix).

Proceeding: Any action, arbitration, audit, hearing, investigation, litigation, or suit (whether civil, criminal, administrative, judicial or investigative, whether formal or informal, whether public or private).

Property or Properties: As defined in the Recitals.

Property Manager: Sunrise Senior Living Management, Inc., a Virginia corporation.

Property Owner or Property Owners: Individually and collectively, as applicable, the entities identified in Schedule 1 attached hereto.

Reference Balance Sheet: As defined in Section 11(a)(iii).

Reference Balance Sheet Date: As defined in Section 11(a)(iii).

Refinance Lender: The lender or lenders under any Refinance Loan.

Refinance Loan: As defined in Section 10.

Regulatory Certificate: As defined in Section 16(a)(iii).

Release: As defined in Section 15(a)(ii).

Required Regulatory Approvals: As defined in Section 16(a)(iii).

SSLI: Sunrise Senior Living, Inc., a Delaware corporation.

Second Extended Closing Date: As defined in Section 16(a)(iii).

Securities Act. The Securities Act of 1933, as amended.

Settlement Statement: As defined in Section 15(a)(vi).

Subsidiaries: As defined in the Recitals.

Survey: As defined in Section 6(c)(ii).

Survival Period: As defined in Section 11(e).

Tenant: MorSun Tenant, LP, a Delaware limited partnership.

Tenant Acquisition: MorSun Tenant Acquisition, LLC, a Delaware limited liability company.

Tenant GP: MorSun Tenant GP, LLC, a Delaware limited liability company.

Tenant Transfer Agreement. That certain Agreement Regarding Transfer of Membership Interests (LeaseCo) by and between Broadway Mall, as transferor, and Transferee, as transferee, dated as of the date hereof.

Termination Notice: As defined in Section 9.

Title Commitment: As defined in Section 6(c)(i).

Title Company: As defined in Section 6(c)(i).

Title Objections: As defined in Section 6(c)(iii).

Title Update: As defined in Section 6(c)(v).

Transaction: The sale, purchase, assignment and assumption of the Interests pursuant to and in accordance with the terms and conditions of this Agreement.

Transfer Taxes: As defined in Section 5(a).

Transferee: As defined in the Preamble.

Transferee Deliveries: As defined in Section 15(b).

Transferee Owner’s Policy: As defined in Section 5(a).

Transferee Representatives: Transferee and any current or proposed agent, lender (including Refinance Lender), contractor, consultant, advisor, representative, affiliate, employee, director, partner, member, beneficiary, investor, servant, shareholder, trustee or other person or entity acting on Transferee’s behalf or otherwise related to or affiliated with Transferee. Transferee Representatives also may include CNL and any of the foregoing with respect to CNL.

Transferee’s Closing Documents: As defined in Section 12(a)(ii).

Transferee’s Out-Of-Pocket Costs and Expenses: As defined in Section 21(a).

Transferor: As defined in the Preamble.

Transferor Deliveries: As defined in Section 15(a).

Transferor Related Parties: Transferor and any agent, advisor, representative, affiliate, employee, director, partner, member, beneficiary, investor, servant, shareholder, trustee or other person or entity acting on Transferor’s behalf or otherwise related to or affiliated with Transferor.

Transferor Title Reply: As defined in Section 6(c)(iv).

Transferor’s Closing Documents: As defined in Section 11(a)(ii).

Transferor’s Disclosure Schedule: As defined in Section 11(a).

Unaffiliated Assignee: As defined in Section 29.

Update Certificate: As defined in Section 15(a)(vii).

Unaudited Financial Statements: As defined in Section 11(a)(iii).

2. Consideration.

(a) On the Closing Date, Transferor shall cause the Interests to be transferred to Transferee, free and clear of any Encumbrance, and Transferee shall assume the Interests in accordance with the terms of this Agreement.

(b) The aggregate consideration payable by Transferee to Transferor on the Closing Date for the Interests (the “Consideration”) shall be the amount that Transferor would receive if the excess of (i) One Hundred Sixty-Nine Million Five Hundred Thousand and 00/100 Dollars ($169,500,000.00) minus (ii) the sum of the aggregate amount of the Current Loans outstanding as of the Closing Date (a moment in time prior to the payoff of the Current Loans in accordance with Section 10 hereof), was distributed among the partners of the Partnership in accordance with Section 4.2 of the LP Agreement without any reduction for Closing costs, transfer taxes or reserves. By way of example, if the Closing had occurred on June 30, 2011, the Consideration would have been $51,948,089.99, as calculated pursuant to Exhibit B attached hereto.

(c) The Consideration, less the amount of the Deposit delivered to Transferor and applied in partial payment thereof pursuant to Section 3 (the Consideration, as so adjusted, the “Net Consideration”), shall be payable to Transferor on the Closing Date by wire transfer of immediately available federal funds to an account or accounts designated in writing by Transferor.

(d) The provisions of Section 2(a) shall survive the Closing.

3. Deposit.

(a) Simultaneously with the execution and delivery of this Agreement by Transferor and Transferee, Transferee shall deposit with First American National Commercial Services – Orlando NCS, located at 111 N. Orange Avenue, Suite 1285, Orlando, Florida 32801, Attention: Michael J. Moore, Esq. as escrowee (the “Escrowee”), by wire transfer of immediately available federal funds to an account designated by the Escrowee (the “Escrow Account”) , the sum of Two Million Four Hundred Eighty-Eight Thousand Twenty-Six and 00/100 Dollars ($2,488,026.00) (together with all interest thereon, the “Initial Deposit”). Unless Transferee otherwise elects to terminate this Agreement pursuant to and in accordance with the terms hereof, on or before the last day of the Due Diligence Period, Transferee shall deposit with the Escrowee, by wire transfer of immediately available federal funds to the Escrow Account, an additional deposit in the sum of Two Million Four Hundred Eighty-Eight Thousand Twenty-Six and 00/100 Dollars ($2,488,026.00) (together with all interest thereon, the “Additional Deposit”; the Initial Deposit and the Additional Deposit shall be referred to herein, collectively, as the “Deposit”). If Transferee shall fail to so deliver the Additional Deposit prior to the expiration of the Due Diligence Period, Transferee shall be deemed to have delivered a Termination Notice prior to the expiration of the Due Diligence Period, and this Agreement shall be terminated except for those provisions that expressly survive a termination of this Agreement.

(b) The Deposit shall be held and disbursed by Escrowee in accordance with the terms and conditions of this Agreement (including Section 9 hereof) and that certain escrow agreement (the “Escrow Agreement”) attached hereto as Exhibit C and hereby made a part hereof. At the Closing, the Deposit shall be applied in partial payment of the Consideration required to be paid by Transferee at the Closing.

(c) Notwithstanding anything to the contrary contained herein, if Transferor shall be entitled to receive the Initial Deposit or the Deposit (as applicable) pursuant to and in accordance with the terms of this Agreement, Transferor shall also be entitled to receive the “Initial Deposit” or the “Deposit” (as applicable) under the Tenant Transfer Agreement.

4. Closing. The closing (the “Closing”) of the Transaction shall occur at 10:00 a.m. (Eastern time) on such date as Transferor and Transferee may mutually agree, but in any event not later than September 30, 2011 (the date on which the Closing actually occurs, the “Closing Date”), TIME BEING OF THE ESSENCE with respect to Transferee’s obligation to close no later than such date, at the offices of Stroock & Stroock & Lavan LLP, 180 Maiden Lane, New York, New York 10038 or through Escrowee and pursuant to escrow instructions consistent with the terms of this Agreement and otherwise mutually satisfactory to Transferor and Transferee; it being understood and agreed that if this Agreement is not terminated in accordance with the terms hereof and the Closing does not occur on or before September 30, 2011 (unless extended by mutual agreement of Transferor and Transferee), and Transferor is not in material default of any of its obligations hereunder, (a) this Agreement shall be deemed automatically terminated as of such date and of no further force or effect, (b) the Deposit shall be released by Escrowee to Transferor pursuant to Section 21(b) below and the terms and conditions of the Escrow Agreement, and (c) other than as specifically set forth in the this Agreement to the contrary, Transferor shall have no right to specific performance by Transferee of any of Transferee’s obligations under this Agreement to be performed on or prior to the Closing Date. Unless otherwise agreed to by Transferor and Transferee in writing, the Closing shall constitute approval by each of Transferor and Transferee of all matters to which such party has a right of approval prior to Closing and a waiver of any conditions precedent related to the Transaction that have not occurred as of the Closing Date.

5. Closing Costs. (a) Transferee shall pay the following costs and expenses relating to this Agreement and the Transaction: (i) any and all state and local recording charges and fees, if any, (ii) fifty percent (50%) of the escrow fees charged by the Escrowee, (iii) fifty percent (50%) of any and all deed taxes, real property transfer taxes and similar taxes (the “Transfer Taxes”) imposed by the City of Palo Alto, California in connection with the Transaction, (iv) the cost of obtaining record searches, title examinations and updated owner title insurance policies (including endorsements thereto) (such policy or policies collectively being referred to herein as the “Transferee Owner’s Policy”), (v) the cost of obtaining any title insurance policy and/or endorsements insuring or otherwise providing coverage to Transferee as holder of an indirect interest in any Property Owner, if any, desired by Transferee (collectively, the “Endorsement”), (vi) obtaining the Survey of any of the Properties as and to the extent desired by Transferee, (viii) all third party costs incurred in connection with the preparation of any third party reports respecting the Properties or the condition thereof commissioned by Transferee (e.g., environmental, engineering and lease abstracting), and (ix) all legal and accounting fees and disbursements incurred by Transferee in connection with the Transaction. Transferee shall indemnify, defend and hold harmless the Transferor from and against any and all Losses suffered or incurred by Transferor arising out of or in connection with a breach by Transferee of its obligations under this Section 5(a). For the avoidance of doubt, it shall not be a condition to Closing that Transferee obtain or receive the Transferee Owner’s Policy, the Endorsement or the Survey.

(b) Transferor shall pay the following costs and expenses relating to this Agreement and the Transaction: (i) fifty percent (50%) of the escrow fees charged by the Escrowee, (ii) fifty percent (50%) of any and all Transfer Taxes imposed by the City of Palo Alto, California in connection with the Transaction, (iii) any and all Transfer Taxes imposed by the County of Santa Clara, California in connection with the Transaction, and (iv) all legal and accounting fees and disbursements incurred by Transferor in connection with the Transaction. Transferor shall indemnify, defend and hold harmless the Transferee from and against any and all Losses suffered or incurred by Transferee arising out of or in connection with a breach by Transferor of its obligations under this Section 5(b).

(c) For purposes of calculating transfer taxes, it is accepted and agreed that the amount of Consideration allocated to Sunrise of Palo Alto shall be $30,200,000.00.

(d) The provisions of this Section 5 shall survive the Closing.

6. Inspections; Conditions Precedent; Title.

(a) Due Diligence Period.

(i) Unless the Due Diligence Period is extended in accordance with Section 6(a)(iii) of this Agreement, Transferee and the Transferee Representatives shall have until 5:00 p.m. (Eastern time) on August 30, 2011 (the period of time commencing upon the date hereof and continuing through and including such time on such date being herein called the “Due Diligence Period”), within which to complete its due diligence examinations of the Interests, the Partnership and the Properties (the “Investigations”), including by obtaining, at Transferee’s sole cost and expense, environmental studies and tests (Phase I), property condition assessments, reports, studies and evaluations, appraisals and title inspections, as Transferee deems reasonably necessary, which Investigations shall at all times be subject to Transferee’s compliance with the provisions of this Section 6 and Section 7 hereof. Any entry upon any Property and all Investigations shall be made or performed during the Partnership’s normal business hours and at the sole risk and expense of Transferee, and shall not materially interfere with the activities of the Partnership, any Property Owner, its tenants or subtenants, their employees and invitees or with the ordinary operation of the Properties. During the Due Diligence Period and Extended Due Diligence Period (if applicable), Transferor shall use commercially reasonable efforts to cause the Partnership and GP to provide Transferee, at Transferee’s sole cost and expense, with reasonable access to the Properties and to the books and records of the Partnership and each Property Owner at the offices of Property Manager, all upon reasonable advance notice, for the sole purpose of performing the Investigations with respect thereto. In connection with the foregoing, Transferee shall:

(1) promptly repair any damage to the Properties and to any improvements, fixtures, equipment and personal property thereon resulting from any such Investigations and replace, refill and regrade any holes made in, or excavations of, any portion of the Properties that were created in connection with such Investigations so that the Properties shall be substantially in the same condition that they existed immediately prior to such Investigations;

(2) fully comply with all laws applicable to the Investigations and all other activities undertaken in connection therewith;

(3) permit Transferor and the Partnership to have a representative present during all Investigations undertaken hereunder;

(4) take all actions and implement all protections reasonably necessary to ensure that the Investigations and the equipment, materials, and substances generated, used or brought onto the Properties in connection with the Investigations, pose no threat to the safety or health of persons or the environment, and cause no material damage to the Properties or other property of the Partnership, any Property Owner, Transferor or other persons;

(5) furnish to Transferor, at no cost or expense to Transferor, copies of all studies and reports relating to the Investigations which Transferee shall obtain with respect to the Properties or the Interests promptly after Transferee’s receipt of same;

(6) maintain or cause to be maintained, at Transferee’s expense, a policy of commercial general liability insurance, with a broad form contractual liability endorsement and with a combined single limit of not less than $2,000,000 per occurrence for bodily injury and property damage, automobile liability coverage including owned and hired vehicles with a combined single limit of $2,000,000 per occurrence for bodily injury and property damage, and an excess umbrella liability policy for bodily injury and property damage in the amount of $5,000,000, naming the Partnership, Transferor and, with respect to the Properties, each applicable Property Owner as additional insureds and containing “severability of interest” language. All of the foregoing insurance shall be on an “occurrence form” or “claims made form”, as applicable, and otherwise in such forms reasonably acceptable to Transferor and issued by an insurance company with an AM Best Insurance Guide rating of at least A-/VIII or better, and Transferee shall deliver a copy of such insurance policy (or a certificate reasonably satisfactory to Transferor evidencing such coverage required hereunder) to Transferor prior to the first entry on any Property by any Transferee Representatives;

(7) not permit the Investigations or any other activities undertaken by any Transferee Representatives to result in any Encumbrances being filed or recorded against the Property, and Transferee shall, at its sole cost and expense, promptly discharge (or cause to be discharged) of record any such Encumbrances that are so filed or recorded (including, without limitation, liens for services, labor or materials furnished); and

(8) without limiting the foregoing, in no event shall any Transferee Representative, without the prior written consent of Transferor, the Partnership and Tenant, which consent shall not be unreasonably withheld, conditioned or delayed: (x) conduct any intrusive physical testing (environmental, structural or otherwise) at any Property (such as soil borings, water samplings or the like) or (y) contact any subtenant of any Property. Notwithstanding the foregoing, Transferee shall have the right to perform a Phase I environmental audit of each Property during the Due Diligence Period or the Extended Due Diligence Period (if applicable).

(ii) Transferor shall use commercially reasonable efforts to cause the Partnership and GP to cooperate in good faith with Transferor, Transferee, the other Transferee Representatives, and their respective agents in connection with the Investigations. To the extent not previously provided to Transferee by email and/or a “virtual” data room or similar electronic storage service, Transferor agrees to use commercially reasonable efforts to cause the Partnership and GP to provide to Transferee (1) access to the books and records of (A) the Partnership maintained by the GP (including, without limitation, records of billings to and payments by subtenants, correspondence with subtenants of the Properties and other subtenant files and correspondence with, and notices from, lenders and other loan-related files, but provided that such books and records need not be provided by email or electronic storage system) and (B) the Property Owners maintained by GP and (2) by email and/or in a “virtual” data room or similar electronic storage service the following: copies of the most recent tax returns of the Partnership, copies of the most recent existing title insurance policies and surveys related to each of the Properties, copies of all Management Agreements, Operating Leases, Owner Agreements, copies of all subleases and reciprocal easement agreements, copies of all material licenses, permits, authorizations and approvals for the operation of the Properties, copies of all notices of material defects or deficiencies relating to the Properties received by the Partnership, a Property Owner or the Property Manager, and such other material, non-proprietary information related to the Properties or the Partnership as Transferee may reasonably request. Notwithstanding the foregoing, Transferee acknowledges that (x) Transferor is not the general partner of the Partnership and may not have full access to all materials related to the Partnership, the Subsidiaries or the Properties and, provided Transferor shall make commercially reasonable efforts to obtain from the Partnership or GP any material, non-proprietary information reasonably required by Transferee, Transferor shall not be in default of its obligations under this Section 6(a) for the failure by the Partnership or GP to deliver any such information or materials, and (y) Transferor shall have no obligation to expend funds or take any legal action in order to comply with the provisions of this Section 6. In the event that this Agreement shall have terminated, then under no circumstances shall this Agreement be construed to provide or grant Transferee with any special right of entry or other investigative rights or privileges with respect to the Interests, the Partnership or any of the Properties. The provisions of this Section 6 shall survive the Closing and/or termination of this Agreement.

(iii) Transferee shall have the one-time right to extend the Due Diligence Period until 5:00 p.m. (Eastern time) on September 26, 2011 (the period of time commencing upon the expiration of the Due Diligence Period and continuing through and including such time on such date being herein called the “Extended Due Diligence Period”) only upon delivery, on or prior to the last day of the Due Diligence Period, TIME BEING OF THE ESSENCE, of (A) written notice to Transferor of such extension, and (B) the Additional Deposit to Escrowee pursuant to Section 3(a), in which event the terms and conditions of Sections 6(a)(i) and 6(a)(ii) shall apply during the Extended Due Diligence Period (it being understood and agreed that the exercise of Transferee’s right to extend the Due Diligence Period pursuant to this Section shall be contingent upon Transferee exercising the same right pursuant to and in accordance with the terms of the Tenant Transfer Agreement).

(b) Conditions Precedent (To Be Fulfilled Prior to End of Due Diligence). It shall be a condition precedent to Transferor’s obligation to Close that, prior to the expiration of the Due Diligence Period or the Extended Due Diligence Period (if applicable), Transferee shall have delivered to Transferor evidence reasonably satisfactory to Transferor of the following:

(i) if at the expiration of the Due Diligence Period or the Extended Due Diligence Period (if applicable) this Agreement has not been assigned to an Unaffiliated Assignee, that the lender under SSLI’s senior revolving line of credit shall have provided its consent to the Transaction (or that such consent is not required) under the terms of the documents evidencing and securing SSLI’s senior revolving line of credit (it being understood and agreed that evidence such consent is not required may be demonstrated by delivery by Transferee of a copy of such line of credit agreement);

(ii) if at the expiration of the Due Diligence Period or the Extended Due Diligence Period (if applicable) this Agreement has not been assigned to an Unaffiliated Assignee, that the Board of Directors of SSLI shall have approved this Agreement and the Transaction (or that such consent is not required) under the terms of the organizational documents of SSLI; and

(iii) GP, Tenant GP and any Affiliates thereof whose consent shall be required with respect to the Transaction shall have consented to this Agreement, the Transaction, and the “Transaction” as defined in the Tenant Transfer Agreement.

(c) Title.

(i) Transferee shall deliver to Transferor and its counsel a copy of a commitment to issue the Transferee Owner’s Policy or the Endorsement, as applicable (the “Title Commitment”), and copies of all Exceptions shown in the Title Commitment with respect to each of the Properties from First American Title Insurance Company (the “Title Company”) within two (2) Business Days after Transferee’s receipt of the Title Commitment.

(ii) Transferee acknowledges that it has ordered a revised and recertified survey of each Property (each, a “Survey”) and shall deliver to Transferor and its counsel a copy of each Survey within two (2) Business Days after Transferee’s receipt thereof.

(iii) For each Property, Transferee will have until the date that is five (5) Business Days prior to the last day of the Due Diligence Period (or, if timely extended, the Extended Due Diligence Period) to examine title to such Property and the Survey and, in Transferee’s sole discretion to object, by delivery of a notice of objections to Transferor (the “Title Objections”), to any exceptions to title disclosed on the Title Commitment and to any matters disclosed on the Survey that could reasonably be expected to materially and adversely affect the ownership and operation of the Properties (“Exceptions”).

(iv) No later than five (5) Business Days following Transferor’s receipt of the last of Transferee’s Title Objections (which shall note therein that it is the last such Title Objection), Transferor shall give Transferee a notice (the “Transferor Title Reply”), of Transferor’s election either to cure or not cure any of Transferee’s Title Objections. In the event that Transferor fails to notify Transferee, in writing, of Transferor’s intention to cure any Title Objection, Transferor shall be deemed to have elected not to cure such Title Objection. If Transferor elects (or is deemed to have elected) not to attempt to cure any of Transferee’s Title Objections, then Transferee may (A) terminate this Agreement by notice to Transferor given not later than the fifth (5th) Business Day after the receipt of the Transferor Title Reply (or, if no Transferor Title Reply is delivered, the fifth (5th) Business Day after such Transferor Title Reply was to be received hereunder), in which event the obligations of the parties hereunder shall terminate, neither party hereto shall have any further obligations in connection herewith (except under those provisions that expressly survive a termination of this Agreement), and, notwithstanding the provisions of Section 9 hereof, the Deposit shall be returned to Transferee, or (B) waive such Title Objections in writing and proceed to Closing (without any reduction in the Consideration), in which case Transferor shall transfer to Transferee the Interests, free and clear of any Encumbrance, on the Closing Date (but will have no obligation to cause the satisfaction of the waived Title Objections with respect to any of the Properties prior to or following the Closing Date). Notwithstanding anything to the contrary in this Agreement, unless Transferor expressly elects to do so in writing, Transferor shall have no obligation to remove or cure any Exceptions.

(v) Unless this Agreement is terminated prior to the expiration of the Due Diligence Period or Extended Due Diligence Period (if applicable), Transferee shall be deemed to have waived its objection to all Exceptions or Title Objections, except only (i) any recorded Encumbrance against any Property first arising following the date of the Title Update (as hereinafter defined) and not caused solely by the action or inaction of Transferee (which such Encumbrances shall be governed by the provisions of clause (vii) below of this Section 6(c)), and (ii) those matters Transferor has expressly agreed in writing to remove pursuant hereto, it being understood and agreed that Transferee shall be obligated to cause the Title Company to provide to Transferee (with a copy to Transferor and its counsel) an update to the Title Commitment (the “Title Update”) which Transferee shall order no earlier than twelve (12) Business Days and no later than seven (7) Business Days prior to the expiration of the Due Diligence Period or Extended Due Diligence Period (if applicable). All matters other than those set forth in clauses (i) and (ii) of the preceding sentence and otherwise affecting title to the Properties will constitute the “Permitted Exceptions”. Transferor agrees not to enter into any agreement during the term of this Agreement that reasonably could be expected to cause an Encumbrance against the Property without the prior written consent of Transferee.

(vi) If Transferor fails on or before Closing to remove any Title Objection that Transferor, in its sole and absolute discretion, expressly agreed in writing to remove, then, notwithstanding the provisions of Sections 4 or 9 hereof, Transferee’s sole remedies shall be either (i) to terminate this Agreement and receive a refund of the Deposit, in which event neither party shall have any further right or obligation to the other (other than those specific provisions herein which, by their terms, expressly survive termination), or (ii) to proceed to close the Transaction without any reduction in the Consideration.

(vii) If any recorded Encumbrance against any Property that is not a Permitted Exception is disclosed to Transferee by the Title Company after Transferee’s receipt of the Title Update and prior to the Closing Date, Transferee shall deliver a Title Objection to Transferor with respect to any such Encumbrance to which Transferee objects promptly after Transferee becomes aware of such Encumbrance. If such Title Objections shall result solely from the actions of Transferor, Transferor shall be required to remove (or cause to be removed), at its expense, such Title Objections. If such Title Objections shall not result solely from the actions of Transferor, and does not result (in whole or in part) from any actions of any Transferee Representative or any Affiliate thereof, no later than five (5) Business Days following receipt of any such Title Objection, Transferor shall give Transferee a Transferor Title Reply of Transferor’s election either to cure or not cure any of Transferee’s Title Objections. In the event that Transferor fails to notify Transferee, in writing, of Transferor’s intention to cure any such Title Objection, Transferor shall be deemed to have elected not to cure such Title Objection. If Transferor elects (or is deemed to have elected) not to attempt to cure any of Transferee’s Title Objections, then Transferee may (A) terminate this Agreement by notice to Transferor given not later than the fifth (5th) Business Day after the receipt of the Transferor Title Reply (or, if no Transferor Title Reply is delivered, the fifth (5th) Business Day after such Transferor Title Reply was to be received hereunder), in which event the obligations of the parties hereunder shall terminate, neither party hereto shall have any further obligations in connection herewith (except under those provisions that expressly survive a termination of this Agreement), and, notwithstanding the provisions of Sections 4 or 9 hereof, the Deposit shall be returned to Transferee, or (B) waive such Title Objections in writing and proceed to Closing (without any reduction in the Consideration), in which case Transferor shall transfer to Transferee the Interests, free and clear of any Encumbrance, on the Closing Date (but will have no obligation to cause the satisfaction of the waived Title Objections with respect to any of the Properties prior to or following the Closing Date).

(viii) If Transferor elects to cure any of Transferee’s Title Objections, then the cost and expense of such removal shall be shared by the current partners of the Partnership at the time of execution of this Agreement pro rata in accordance with their partnership interests, without prejudice to Transferor’s or Transferee’s rights to such indemnification against the other partners in the Partnership in the event of any breach of the LP

Agreement; provided, however, if any of Transferee’s Title Objections shall result solely from the actions of Transferor, Transferor shall be required to remove (or cause to be removed), at its sole cost and expense and not as an expense of the Partnership, such Title Objections.

(ix) Notwithstanding the foregoing, (A) in the event any Exception arises against any Property which is caused, in whole or in part, by any Transferee Representative or its Affiliate, Transferee shall have no right to deliver a Title Objection with respect thereto, and any such Exception shall constitute a Permitted Exception, and (B) Transferee shall not include any Title Objections with respect to any Exceptions related to the Current Loans, which for purposes hereof shall constitute Permitted Exceptions (notwithstanding that such Exceptions may not appear on the final Transferee Owner’s Policy upon repayment at Closing of the Current Loans).

7. Indemnification of Transferor. Transferee shall indemnify, defend and hold harmless all Transferor Related Parties, the Partnership, GP and the Property Owners from and against any and all claims, demands, causes of action, losses, damages, liabilities, costs and expenses (including, without limitation, reasonable attorneys’ fees and disbursements and costs of enforcement of the indemnification obligation hereunder) (collectively, “Losses”), suffered or incurred by any Transferor Related Party, the Partnership, GP and/or the Property Owners arising out of or in connection with (i) the entry by any Transferee Representatives upon any of the Properties (whether conducted prior to or after the date hereof) in connection with the conduct of the Investigations by the Transferee, (ii) any Investigations or other activities conducted upon any of the Properties by any of the Transferee Representatives in connection with the Transaction, (iii) any Encumbrances filed or recorded against any Property as a direct or indirect consequence of the Investigations of the Transferee Representatives, and/or (iv) any and all other activities undertaken by the Transferee Representatives with respect to or in connection with the Properties and/or the Interests in connection with the Transaction. The foregoing obligation to indemnify, defend and hold harmless shall not include any Losses that are caused by any action or omission of any Transferor Related Party or result solely from the mere discovery by the Transferee Representatives of existing conditions on any Property or with respect to the Interests or the Partnership during the Investigations. The provisions of this Section 7 shall survive the Closing and/or any termination of this Agreement.

8. Property Information and Confidentiality. All Information provided to Transferee, whether prior to or after the date hereof, shall be subject to the following terms and conditions:

(a) Except as expressly provided otherwise in this Agreement, no Transferor Related Party makes any representation or warranty as to the truth, accuracy or completeness of the Information, or any other studies, documents, reports or other information provided to any Transferee Representative and expressly disclaims any implied representations as to any matter disclosed or omitted. Transferee acknowledges that Transferor is not the general partner of the Partnership or any Property Owner and receives all of its information from GP or Property Manager.

(b) Transferee agrees that no Transferee Representative shall, at any time or in any manner, either directly or indirectly, divulge, disclose or communicate to any person, entity or association the Information, or any other knowledge or information acquired by any Transferee Representative from any Transferor Related Party or by any Transferee Representative’s own inspections and investigations, other than matters that were in the public domain at the time of receipt by the Transferee Representatives or to the extent such Transferee Representative had knowledge of such information independent of the Information or other knowledge or information provided by any Transferor Related Party, provided such source was not bound to and did not breach any obligation of confidentiality contained in this Agreement or otherwise. Without Transferor’s prior written consent, which consent shall not be unreasonably withheld, conditioned or delayed, Transferee shall not disclose and Transferee shall direct the other Transferee Representatives not to disclose to any person, entity or association (other than a Permitted Assignee) any of the terms, conditions or other facts with respect to this Agreement or the Transaction, including, without limitation, the status hereof or thereof. Notwithstanding the foregoing, Transferee may disclose such of the Information and the terms of this Agreement and the Transaction (i) as required by law or court order (provided prior written notice of such disclosure shall be provided to Transferor if time permits), (ii) as Transferee deems necessary or desirable to the other Transferee Representatives or to a Permitted Assignee in connection with Transferee’s Investigations and the Transaction, provided that those to whom such Information is disclosed are informed of the confidential nature thereof and agree(s) to keep the same confidential in accordance with the terms and conditions hereof, and (iii) subject to the immediately succeeding sentence, as contained in sales materials distributed to potential investors in the Partnership, GP and the Property Owners. Notwithstanding anything to the contrary contained herein, Transferee hereby further covenants and agrees to comply with any and all confidentiality provisions set forth in the LP Agreement.

(c) Transferee shall indemnify and hold harmless the Transferor Related Parties, the Partnership, GP and the Property Owners from and against any and all Losses suffered or incurred by any Transferor Related Party, the Partnership, GP and/or the Property Owners and arising out of or in connection with a breach by any Transferee Representative of the provisions of this Section 8.

(d) Transferee and the Transferee Representatives shall use reasonable care to maintain in good condition all of the Information furnished or made available to the Transferee Representatives. In the event this Agreement is terminated, the Transferee Representatives promptly shall return to Transferee all originals and copies of the Information in the possession of the Transferee Representatives.

(e) In addition to any other remedies available to Transferor, Transferor shall have the right (and Transferee hereby consents to such right) to seek equitable relief, including, without limitation, injunctive relief or specific performance, against the Transferee Representatives in order to enforce the provisions of this Section 8, it being understood and agreed that money damages may not be sufficient to protect Transferor’s interest in confidentiality.

(f) Notwithstanding any terms or conditions in this Agreement to the contrary, any Person may disclose, without limitation of any kind, the tax treatment and tax structure of the Transaction and all materials of any kind (including opinions or other tax analyses) that are provided relating to such tax treatment and tax structure. For the avoidance of doubt, this authorization is not intended to permit disclosure of the names of, or other identifying information regarding, the participants in the Transaction, or of any information or the portion of any materials not relevant to the tax treatment or tax structure of such Transaction.

The provisions of this Section 8 shall survive the Closing and/or any termination of this Agreement.

9. Termination. If, on or before the expiration of the Due Diligence Period or the Extended Due Diligence Period (if applicable), Transferee shall determine that it no longer intends to acquire the Interests for any reason or no reason, then Transferee shall have the right to terminate this Agreement by delivery of written notice to Transferor, on or before 5:00 p.m. (Eastern time) on the date that the Due Diligence Period or the Extended Due Diligence Period (if applicable) shall expire (such notice being herein called the “Termination Notice”), whereupon (i) this Agreement and the obligations of the parties hereunder shall terminate (and neither party hereto shall have any further obligations in connection herewith except under those provisions that expressly survive a termination of this Agreement), and (ii) the Deposit shall be delivered to the parties as follows:

(a) In the event that Transferee delivers (or is deemed to have delivered) a Termination Notice to Transferor prior to the expiration of the Due Diligence Period, the Initial Deposit shall be returned to Transferee after such termination;

(b) In the event that (i) this Agreement is not terminated (or deemed terminated) prior to the expiration of the Due Diligence Period, and (ii) Transferee does not extend the Due Diligence Period, the Deposit shall be non-refundable after the expiration of the Due Diligence Period and Transferor shall be entitled to the Deposit in accordance with the terms of this Agreement and the Escrow Agreement unless there is a material default by Transferor which occurs after the expiration of the Due Diligence Period (or is first discovered by Transferee after the expiration of the Due Diligence Period, provided such material default has not been cured within ten (10) days after receipt of notice by Transferor from Transferee) of any of its obligations under this Agreement and, as a result, Transferee terminates this Agreement, in which case (x) the Deposit shall be returned to Transferee after such termination and (y) Transferee shall be entitled to the additional remedies specifically set forth in Section 21(a) hereof;

(c) In the event that Transferee (i) timely elects to extend the Due Diligence Period, and (ii) does not timely terminate this Agreement during the Extended Due Diligence Period, the Deposit shall become non-refundable and Transferor shall be entitled to the Deposit in accordance with the terms of this Agreement and the Escrow Agreement ; provided, however, that if a material default by Transferor occurs after the expiration of the Extended Due Diligence Period (or is first discovered by Transferee after the expiration of the Due Diligence Period), and such material default is not cured within ten (10) days after receipt of notice by Transferor from Transferee, and as a result Transferee terminates this Agreement, (x) the Deposit shall be returned to Transferee after such termination and (y) Transferee shall be entitled to the additional remedies specifically set forth in Section 21(a) hereof; and

(d) In the event that Transferee timely delivers a Termination Notice to Transferor during the Extended Due Diligence Period, the Initial Deposit shall be non-refundable to Transferee and shall be delivered to Transferor by Escrowee, but the Additional Deposit shall be fully refundable to Transferee and returned to Transferee after such termination; provided, however, that if a material default by Transferor occurs after the expiration of the Due Diligence Period (or is first discovered by Transferee after the expiration of the Due Diligence Period), and such material default is not cured within ten (10) days after receipt of notice by Transferor from Transferee, and as a result Transferee terminates this Agreement, (x) the entire Deposit shall be returned to Transferee after such termination, and (y) Transferee shall be entitled to the additional remedies specifically set forth in Section 21(a) hereof.

10. Current Loans. Simultaneously with the Closing, GP and Transferee shall cause the Partnership to pay off the Current Loans in their entirety using funds of the Partnership funded solely by its constituent partners comprising the Partnership immediately following Closing and/or the proceeds from one or more refinance loans obtained by the Partnership and/or Transferee (collectively, a “Refinance Loan”). Notwithstanding anything to the contrary set forth in this Agreement, (a) in no event shall the closing of a Refinance Loan be a condition to the Closing, nor shall the Closing be contingent upon Transferee obtaining financing from a Refinance Lender, and (b) in no event shall Transferor have any obligation to fund (directly or indirectly through the Partnership) any capital or other costs in connection with the payoff of the Current Loans. For the avoidance of doubt, it is the express intention of the parties that Transferor’s Net Consideration shall not be reduced by the cost of any Refinance Loan, and it is further a requirement that the Current Loans be fully repaid without reducing the Net Consideration.

11. Representations and Warranties of Transferor.

(a) Transferor represents and warrants to Transferee, as of the date hereof, subject to Schedule 5 annexed hereto and hereby made a part hereof (“Transferor’s Disclosure Schedule”), as follows:

(i) Organization and Good Standing. Transferor is a limited liability company duly organized or formed, validly existing, and in good standing under the laws of the jurisdiction of its organization or formation, with full limited liability company power and authority to conduct its business as it is now being conducted.

(ii) Authority; No Conflict.

(1) This Agreement constitutes the legal, valid and binding obligation of Transferor enforceable against Transferor in accordance with its terms. Upon the execution and delivery by Transferor of each of the documents and instruments to be executed and delivered by Transferor at Closing (collectively, the “Transferor’s Closing Documents”), each of the Transferor’s Closing Documents will constitute the legal, valid and binding obligation of Transferor, enforceable against Transferor in accordance with their respective terms. Transferor has all requisite power, authority and capacity to execute and deliver this Agreement and the Transferor’s Closing Documents, as applicable, and to consummate the Transaction. The execution and delivery of this Agreement and the consummation of the

Transaction have been duly and validly authorized and approved by Transferor, and no other organizational action on the part of Transferor is necessary to authorize the execution and delivery of this Agreement by Transferor or the consummation of Transaction.

(2) Neither the execution and delivery of this Agreement by Transferor nor the consummation or performance of the Transaction by Transferor will, directly or indirectly (with or without notice or lapse of time): (i) contravene, conflict with, or result in a violation of any provision of the organizational documents of Transferor or, to Transferor’s Knowledge, the Partnership or any Subsidiary, or (ii) to Transferor’s Knowledge, contravene, conflict with, or result in a violation of any Legal Requirement, or any Order of any Governmental Authority, to which Transferor is subject. Except as set forth on Section 11(a)(ii)(2) of Transferor’s Disclosure Schedule, to Transferor’s Knowledge, Transferor is not and will not be required to give any notice or obtain any consent or approval from any Governmental Authority or any other Person in connection with the execution and delivery of this Agreement or the consummation of the Transaction.

(iii) Financial Statements. Transferor has delivered to Transferee the following financial statements which were provided to Transferor by GP: (i) the audited consolidated financial statements of the Partnership and the Subsidiaries as of December 31, 2010, 2009 and 2008, including the balance sheet and the related statements of operations, statements of changes in partners’ equity and statements of cash flows of the Partnership and the Subsidiaries as of and for the fiscal years then ended, including in each case the notes thereto, together with the report of the independent certified public accounting firm set forth therein (the “Audited Financial Statements”, the balance sheet of the Partnership and the Subsidiaries as of December 31, 2010, the “Reference Balance Sheet”; the date of the Reference Balance Sheet, the “Reference Balance Sheet Date”); and (ii) the unaudited interim financial statements of the Partnership and the Subsidiaries as of June 30, 2011, including the balance sheet (the “Interim Balance Sheet”; the date of the Interim Balance Sheet, the “Interim Balance Sheet Date”); and the related statement of operations and statement of cash flows of the Partnership and the Subsidiaries as of and for the three-month period then ended (such financial statements, the “Unaudited Financial Statements”) (the Audited Financial Statements and the Unaudited Financial Statements, collectively, the “Financial Statements”). To Transferor’s Knowledge, the Financial Statements have been prepared in accordance with GAAP, consistently applied (except, in the case of the Unaudited Financial Statements, for the absence of footnotes (which, to Transferor’s Knowledge, if presented, would not to Transferor’s Knowledge differ materially from those included in the Audited Financial Statements) and normal recurring year end adjustments (the effect of which, to Transferor’s Knowledge, will not, individually or in the aggregate, be material)). To Transferor’s Knowledge, the Financial Statements fairly present the financial position of the Partnership and the Subsidiaries and the results of operations and changes in financial position and cash flows as of the dates and for the periods specified. To Transferor’s Knowledge, the Financial Statements have been prepared in accordance with the books and records of the Partnership and the Subsidiaries. To Transferor’s Knowledge, the Partnership and each of the Subsidiaries have made and kept (and given Transferee access to) their true, correct and complete books and records and accounts, which accurately and fairly reflect, in reasonable detail, the activities of the Partnership and each of the Subsidiaries in all material respects. To Transferor’s Knowledge, the books of account and other financial records of the Partnership and each of the Subsidiaries are complete and correct in all material respects and represent actual, bona fide transactions and have been maintained in accordance with sound business practices.

(iv) No Undisclosed Liabilities. To Transferor’s Knowledge, except as set forth in Section 11(a)(iv) of the Transferor’s Disclosure Schedule, neither the Partnership nor any of the Subsidiaries has any material liabilities or obligations, whether accrued or fixed, absolute or contingent, matured or unmatured, determined or determinable, except for (i) liabilities or obligations reflected or reserved against in the Reference Balance Sheet and (ii) current liabilities incurred in the ordinary course of business of the Partnership or a Subsidiary consistent with past practice since the Reference Balance Sheet Date.

(v) Absence of Certain Changes and Events. To Transferor’s Knowledge, since the Interim Balance Sheet Date, (i) there has not been any Partnership Material Adverse Effect, and (ii) the Partnership and the Subsidiaries have conducted their business in the ordinary course of business.

(vi) Capitalization. The Interests have not been issued in violation of, and are not subject to, any preemptive or subscription rights or rights of first refusal, except as provided in the LP Agreement. To Transferor’s Knowledge, the Partnership has not violated any applicable Legal Requirements in connection with the offer, sale or issuance of the Interests. The Interests are held by Transferor free and clear of any Encumbrances.

(vii) Legal Proceedings, Orders. Except as set forth in Section 11(a)(vii) of the Transferor’s Disclosure Schedule, to Transferor’s Knowledge, there are no Proceedings pending and no Orders outstanding by or against the Partnership, any of the Subsidiaries, any of the Properties, or that otherwise relate to or may affect the business of, or any of the assets owned or used by, the Partnership or any of the Subsidiaries, other than in the ordinary course of business, which ordinary course claims, taken in the aggregate, would not reasonably be expected to have a Partnership Material Adverse Effect. Transferor has not received written notice that any such Proceeding or Order has been threatened or that any event has occurred or circumstance exists that may give rise to or serve as a basis for the commencement of such Proceeding or Order.

(viii) Brokers or Finders. Neither Transferor nor any of its officers, directors, members, managers, employees or agents has incurred any liability or obligation for brokerage or finders’ fees or agents’ commissions or other similar payment in connection with the Transaction. Transferor agrees to indemnify and hold Transferee harmless from any Losses resulting from a breach of this representation and warranty.

(ix) ERISA. Transferor is not an employee pension benefit plan subject to the provisions of Title IV of ERISA or subject to the minimum funding standards under Part 3, Subtitle B, Title I of ERISA or Section 412 of the Code or Section 302 of ERISA, and Transferor is or is a wholly owned direct or indirect subsidiary of a collective investment fund (“Fund”) as defined in Section IV(e) of Prohibited Transaction Class Exemption 91-38 which holds the assets of one or more employee benefit plans which are subject to Part 4, Subtitle B, Title I of ERISA, as amended and/or Section 4975 of the Internal Revenue Code of 1986, as amended (each, a “Plan”), and there are no Plans whose assets are invested in the Fund which, together with the interests of any other Plans maintained by the same employer or employee organization, represent a collective interest in the Fund in excess of ten percent (10%) of the total interests in the Fund. Transferor is not a “governmental plan” within the meaning of Section 3(32) of ERISA.

(x) No Insolvency. Transferor has not committed an act of bankruptcy, proposed a compromise or arrangement to its creditors generally, or had any petition for a receiving order in bankruptcy filed against it, instituted any proceeding to have itself declared bankrupt or wound-up, instituted any proceeding to have a receiver appointed in connection with any of its assets, had any encumbrancer take possession of any of its assets, or had any execution or distress become enforceable or become levied upon any of its assets.

(xi) FIRPTA. Transferor is not a “foreign person” within the meaning of Section 1445 of the Code and the regulations issued thereunder.

(xii) Specially Designated National or Blocked Person. Based solely on publicly-available information or as otherwise disclosed to Transferor, neither Transferor, nor any of its members, shareholders, directors or officers is a Specially Designated National or Blocked Person. Neither Transferor nor any of its shareholders or members is directly or indirectly owned or controlled by the government of any country that is subject to an embargo by the United States government. Neither Transferor nor any of its shareholders, members, directors or officers is acting on behalf of a government of any country that is subject to such an embargo.

(b) Knowledge of Transferor. References to the “Knowledge” of Transferor or words of similar import shall refer only to (i) the knowledge of Transferor of information actually and specifically set forth in written materials sent to Transferor either by e-mail, U.S. mail, hand delivery or overnight courier, and (ii) the current actual (as opposed to implied or constructive) knowledge of Jean Anderson and Hilary Bullard (who Transferor represents and warrants are the two individual representatives of Transferor most actively involved in supervising and administering Transferor’s investment in the Partnership) and shall not be construed, by imputation or otherwise, to refer to the knowledge of Transferor or any parent, subsidiary or Affiliate of Transferor or to any other officer, agent, manager, representative or employee of Transferor other than Jean Anderson and Hilary Bullard, or any Affiliate of Transferor, or to impose upon Jean Anderson or Hilary Bullard any duty to investigate the matter to which such actual knowledge, or the absence thereof, pertains including, without limitation or objection, to review the files described in clause (i) above. Notwithstanding anything to the contrary contained in this Agreement, neither Jean Anderson nor Hilary Bullard shall have any personal liability hereunder or otherwise in respect of any aspect of the Transaction. The provisions of this Section 11(b) shall survive the Closing or earlier termination of this Agreement.

(c) Knowledge of Transferee. Notwithstanding anything to the contrary contained in this Agreement, (i) if any of the representations or warranties of Transferor contained in this Agreement or in any document or instrument to be delivered by Transferor at the Closing pursuant to Section 15(a) are materially false or inaccurate (due to a cause or circumstance other than a material breach or default of any of Transferor’s obligations under this Agreement), or

Transferor is in material breach or default of any of its obligations under this Agreement that survive Closing, and Transferee nonetheless closes the Transaction hereunder, then the Transferor shall have no liability or obligation respecting such false or inaccurate representations or warranties or other breach or default (and any cause of action resulting therefrom shall be deemed waived and shall terminate upon Closing) in the event that either (x) on or prior to the Closing, Transferee or Property Manager shall have had actual knowledge of the false or inaccurate representations or warranties or other breach or default (whether due to notice thereof having been delivered by Transferor or otherwise), or (y) the accurate state of facts pertinent to such false or inaccurate representations or warranties or other breach or default was contained in any of the Information and (ii) to the extent the copies of the Operating Leases, the Management Agreements, Financial Statements, the service contracts, any estoppel certificates or any other Information furnished to or otherwise obtained by any Transferee Representative prior to the Closing contain provisions or information that are inconsistent with the foregoing representations and warranties, the Transferor shall have no liability or obligation respecting such inconsistent representations or warranties (and Transferee shall have no cause of action with respect thereto), and such representations and warranties shall be deemed modified to the extent necessary to eliminate such inconsistency and to conform such representations and warranties to such Information. Transferor promptly shall advise Transferee in the event Transferor obtains Knowledge that any of the representations or warranties of Transferor contained in this Agreement or in any document or instrument to be delivered by Transferor at the Closing pursuant to Section 15(a) are materially false or incorrect. The provisions of this Section 11(c) shall survive the Closing or earlier termination of this Agreement.

(d) DISCLAIMER OF REPRESENTATIONS. EXCEPT AS SPECIFICALLY SET FORTH IN THIS AGREEMENT, THE TRANSFER OF THE INTERESTS AND THE INDIRECT TRANSFER OF THE PROPERTIES HEREUNDER IS AND WILL BE MADE ON AN “AS IS” ,”WHERE IS,” AND “WITH ALL FAULTS” BASIS, WITHOUT REPRESENTATIONS AND WARRANTIES OF ANY KIND OR NATURE, EXPRESS, IMPLIED OR OTHERWISE, INCLUDING ANY REPRESENTATION OR WARRANTY CONCERNING TITLE TO THE PROPERTIES, THE PHYSICAL CONDITION OF THE PROPERTIES (INCLUDING THE CONDITION OF THE SOIL OR THE IMPROVEMENTS), THE ENVIRONMENTAL CONDITION OF THE PROPERTIES (INCLUDING THE PRESENCE OR ABSENCE OF HAZARDOUS SUBSTANCES ON OR AFFECTING THE PROPERTY), THE COMPLIANCE OF THE PROPERTIES OR THE PROPERTY OWNERS WITH APPLICABLE LAWS AND REGULATIONS (INCLUDING ZONING AND BUILDING CODES OR THE STATUS OF DEVELOPMENT OR USE RIGHTS OR LICENSES TO OPERATE RESPECTING THE PROPERTIES), THE FINANCIAL CONDITION OF THE PARTNERSHIP, THE SUBSIDIARIES, PROPERTIES OR ANY OTHER REPRESENTATION OR WARRANTY RESPECTING ANY INCOME, EXPENSES, CHARGES, LIENS OR ENCUMBRANCES, RIGHTS OR CLAIMS ON, AFFECTING OR PERTAINING TO THE PARTNERSHIP, THE SUBSIDIARIES, THE PROPERTIES, THE INTERESTS OR ANY PART THEREOF. TRANSFEREE ACKNOWLEDGES THAT PRIOR TO THE EXPIRATION OF THE DUE DILIGENCE PERIOD (OR THE EXTENDED DUE DILIGENCE PERIOD, IF APPLICABLE) TRANSFEREE WILL HAVE EXAMINED, REVIEWED AND INSPECTED ALL MATTERS WHICH IN THE JUDGMENT OF TRANSFEREE BEAR UPON THE PARTNERSHIP, THE SUBSIDIARIES, THE PROPERTIES, THE INTERESTS AND THEIR VALUE AND

SUITABILITY. EXCEPT AS TO MATTERS SPECIFICALLY SET FORTH IN THIS AGREEMENT: (A) TRANSFEREE WILL ACQUIRE THE INTERESTS (INCLUDING AN INDIRECT INTEREST IN THE PROPERTIES) SOLELY ON THE BASIS OF ITS OWN PHYSICAL AND FINANCIAL EXAMINATIONS, REVIEWS AND INSPECTIONS AND (B) WITHOUT LIMITING THE FOREGOING, TRANSFEREE WAIVES ANY RIGHT IT OTHERWISE MAY HAVE AT LAW OR IN EQUITY, INCLUDING, WITHOUT LIMITATION, THE RIGHT TO SEEK DAMAGES FROM TRANSFEROR, IN CONNECTION WITH THE CONDITION OF THE PROPERTIES AND THE INTERESTS, INCLUDING ANY RIGHT OF CONTRIBUTION UNDER THE COMPREHENSIVE ENVIRONMENTAL RESPONSE COMPENSATION AND LIABILITY ACT. THE PROVISIONS OF THIS SECTION 11(d) SHALL SURVIVE THE CLOSING.

(e) Survival of Representations and Warranties of Transferor. Notwithstanding anything to the contrary contained in this Agreement, all representations and warranties of Transferor contained in this Section 11 shall survive the Closing for a period of twelve (12) months (the “Survival Period”) (except that the representations and warranties of Transferor contained in Section 11(a)(ii), 11(a)(vi) (last sentence only) and 11(a)(x) shall survive the Closing indefinitely).

12. Representations and Warranties of Transferee.

(a) Transferee does hereby make the following representations and warranties to Transferor:

(i) Organization and Good Standing. Transferee is a corporation duly organized or formed, validly existing, and in good standing under the laws of the jurisdiction of its organization or formation, with full corporate power and authority to conduct its business as it is now being conducted.

(ii) Due Authority.

(1) Subject to obtaining the consents set forth in Section 6(b) (as applicable), this Agreement constitutes the legal, valid and binding obligation of Transferee enforceable against Transferee in accordance with its terms. Upon the execution and delivery by Transferee of each of the documents and instruments to be executed and delivered by Transferee at Closing pursuant to the terms of this Agreement (collectively, the “Transferee’s Closing Documents”), each of the Transferee’s Closing Documents will constitute the legal, valid and binding obligation of Transferee, enforceable against Transferee in accordance with their respective terms. Transferee has all requisite power, authority and capacity to execute and deliver this Agreement and the Transferee’s Closing Documents, as applicable, and to consummate the Transaction. The execution and delivery of this Agreement and the consummation of the Transaction have been duly and validly authorized and approved by Transferee, and no other organizational action on the part of Transferee is necessary to authorize the execution and delivery of this Agreement by Transferee or the consummation of Transaction.

(2) Neither the execution and delivery of this Agreement by Transferee nor the consummation or performance of the Transaction by Transferee will,

directly or indirectly (with or without notice or lapse of time): (i) contravene, conflict with, or result in a violation of any provision of the organizational documents of Transferee, or (ii) to Transferee’s actual knowledge, without investigation or inquiry, contravene, conflict with, or result in a violation of any Legal Requirement, or any Order of any Governmental Authority, to which Transferee is subject. Subject to the conditions precedent described in Sections 6(b) and 16(a)(iii) hereof, Transferee is not and will not be required to give any notice or obtain any consent or approval from any Governmental Authority or any other Person in connection with the execution and delivery of this Agreement or the consummation of the Transaction.

(iii) No Insolvency. Transferee has not committed an act of bankruptcy, proposed a compromise or arrangement to its creditors generally, or had any petition for a receiving order in bankruptcy filed against it, instituted any proceeding to have itself declared bankrupt or wound-up, instituted any proceeding to have a receiver appointed in connection with any of its assets, had any encumbrancer take possession of any of its assets, or had any execution or distress become enforceable or become levied upon any of its assets.

(iv) OFAC. Neither Transferee nor any member, partner or shareholder of Transferee, nor to the knowledge of Transferee, any Person with actual authority to direct the actions of Transferee nor, to the knowledge of Transferee any other Persons holding any legal or beneficial interest whatsoever in Transferee (A) are named on any list of Persons and governments issued by OFAC pursuant to Executive Order 13224, as in effect on the date hereof, or any similar list known to Transferee or publicly issued by OFAC or any other department or agency of the United States of America (collectively, the “OFAC Lists”), (B) are included in, owned by, controlled by, knowingly acting for or on behalf of, knowingly providing assistance, support, sponsorship, or services of any kind to, or otherwise knowingly associated with any of the Persons referred to or described in the OFAC Lists, or (C) has knowingly conducted business with or knowingly engaged in any transaction with any Person named on any of the OFAC Lists or any Person included in, owned by, controlled by, acting for or on behalf of, providing assistance, support, sponsorship, or services of any kind to, or, to the knowledge of Transferee, otherwise associated with any of the Persons referred to or described in the OFAC Lists.

(v) Brokers or Finders. Neither Transferee nor any of its officers, directors, members, managers, employees or agents has incurred any liability or obligation for brokerage or finders’ fees or agents’ commissions or other similar payment in connection with the Transaction. Transferee agrees to indemnify and hold Transferor harmless from any Losses resulting from a breach of this representation and warranty.

13. Investment Representations, Etc.

(a) Transferee represents and warrants to Transferor, the Partnership and the Subsidiaries that (i) it is an “accredited investor” as that term is defined under the Securities Act and Regulation D promulgated thereunder, and was not formed solely for the purpose of purchasing the Interests; (ii) as applicable, the Interests have been or are being acquired by it pursuant to the LP Agreement as an investment for its own account and not with a view to, or in connection with, any distribution or sale thereof, and Transferee will not distribute such Interests in any transaction that would be in violation of the LP Agreement, the Securities Act or other applicable laws of the United States or of any state or other jurisdiction; (iii) it (A) has such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risks of acquiring the Interests, (B) has had the opportunity to ask questions of and receive answers from GP concerning the Partnership, the Subsidiaries and Transferee’s acquisition of and investment in the Interests and to obtain any information necessary to verify the information obtained by it, and (C) is able to bear the economic risks of such acquisition and investment; and (iv) it has full power and authority to own or acquire the Interests to be acquired by it as set forth herein and in the LP Agreement.

(b) Transferee understands that the Interests being acquired hereunder have not been registered under the Securities Act and must be held indefinitely unless a subsequent disposition thereof is registered under the Securities Act or exempt from such registration.

(c) Transferee agrees that it will comply with all of the terms, provisions and requirements contained in the LP Agreement pertaining to the admission of Transferee as a limited partner of the Partnership, including, without limitation, the obligation to maintain an office or agency for the service of process in the United States of America.

(d) Transferee shall indemnify and hold harmless the Transferor Related Parties, the Partnership, GP and the Property Owners from and against any and all Losses suffered or incurred by any Transferor Related Party, the Partnership, GP and/or the Property Owners and arising out of or in connection with a breach by Transferee of the provisions of this Section 13.

(e) The provisions of this Section 13 shall survive the Closing.

14. Interim Covenants of Transferor. Transferor shall maintain its Interests in substantially the same manner as prior hereto pursuant to its normal course of business until the Closing Date and shall, as a limited partner of the Partnership, take any affirmative action and not fail to take any reasonable action within its control as a result of which a Partnership Material Adverse Effect would be likely to occur; provided, however that, following the expiration of the Due Diligence Period or the Extended Due Diligence Period (if applicable) and prior to the Closing Date (or earlier termination of this Agreement), without the prior consent of Transferee, Transferor shall not (except to the extent expressly provided herein):

(a) Exercise any right to approve the modification or extension of any of the Current Loans prior to September 30, 2011 (other than any existing extension rights with respect to any of the Current Loans); or

(b) Exercise the right to approve of or to terminate, modify or amend, or waive in writing or otherwise, in any material respect, any Operating Lease, if the same would reasonably be expected to have a Partnership Material Adverse Effect.

The failure of Transferee to consent or not consent to any action proposed by the Transferor under this Section 14(a) within seven (7) Business Days after notice from Transferor shall be deemed to constitute the consent by Transferee to such proposed action.

15. Deliveries to be made on the Closing Date.

(a) Transferor Deliveries: Transferor shall deliver or cause to be delivered to the Transferee on the applicable Closing Date the following documents (collectively, “Transferor Deliveries”):

(i) Assignment and Assumption Agreement in the form attached hereto as Exhibit D between Transferor, as assignor, and Transferee, as assignee, of the Interests (the “Assignment and Assumption Agreement”), executed by Transferor and ;

(ii) Release, Covenant Not To Sue Or File And Judgment Reduction in the form attached hereto as Exhibit E (the “Release”), executed by Transferor and JPMorgan Chase Bank, N.A., as Trustee under Amended and Restated Declaration of Trust, dated November 13, 2001, as amended, for its Commingled Pension Trust Fund (Special Situation Property);

(iii) the affidavit referred to in Section 1445 of the Code with all pertinent information confirming that Transferor is not a foreign person, trust, estate, corporation or partnership;

(iv) the certificate of formation of the Transferor (certified by the Secretary of State of the State of Delaware) and a certificate of good standing from the Secretary of State of the State of Delaware, each dated within thirty (30) days prior to the Closing Date;

(v) a certificate of an officer of the trustee of the sole member of Transferor certifying and attaching the requisite resolutions approving the execution and delivery of this Agreement and the consummation of the Transaction and certifying to the incumbency of the officers of the trustee of the sole member of Transferor executing this Agreement and any of the other documents being executed by Transferor in connection with the Transaction;

(vi) a settlement statement consistent with the provisions of this Agreement prepared and reasonably approved by Transferor and Transferee (the “Settlement Statement”); and

(vii) a duly executed certificate (the “Update Certificate”) by which Transferor certifies that each of the representations and warranties set forth in Section 11 that do not contain an express materiality qualification were accurate in all material respects as of the date of this Agreement and are accurate in all material respects as of the Closing Date as if made on the Closing Date and each of the representations and warranties set forth in Section 11 that contain an express materiality qualification were accurate in all respects of the date of this Agreement and are accurate in all respects as of the Closing Date as if made on the Closing Date; it being agreed that if any of the representations and warranties of Transferor contained herein that contain an express materiality qualification are no longer true and correct in all respects or if any of the representations and warranties of Transferor contained herein that do not contain an express materiality qualification are no longer true and correct in any material respect due to a change in the facts or circumstances which do not otherwise constitute a default of Transferor under this Agreement and Transferor is unable to deliver the Update Certificate in an unqualified form, the inability of Transferor to deliver an unqualified Update Certificate as required to satisfy this condition precedent shall constitute a failure of a condition to Closing but shall not, on its own, constitute a default by Transferor under this Agreement and, Transferee’s sole remedy in connection therewith shall be to terminate this Agreement by written notice to Transferor on the Closing Date, subject to Transferor’s rights to adjourn the Closing Date, if any (in which event, notwithstanding anything to the contrary contained in this Agreement, the Deposit shall be returned to Transferee and neither party hereto shall have any further obligations under this Agreement except under those provisions of this Agreement that expressly survive a termination of this Agreement).

Notwithstanding anything to the contrary contained herein, in no event shall Transferor be required to deliver any indemnities, affidavits, undertakings, certificates or similar agreement to any Person, including any title company, in connection with the issuance of any title insurance policy (including, without limitation, the Transferee Owner’s Policy or the Endorsement, issuance of which expressly are not a condition to Closing), but Transferor will permit the Partnership and the Subsidiaries to sign any indemnities, affidavits, undertakings, certificates or similar agreements to any Person, including any title company; provided, however, that (x) Transferor shall have first approved, in writing (which written approval may be by e-mail), any such indemnity, affidavit, undertaking, certificate or similar agreement, which approval shall not be unreasonably withheld, (y) in no event shall Transferor be responsible for more than its pro rata share of any post-Closing liability thereunder and (z) in no event shall such post-Closing liability, taken together with any other liability of Transferor under this Agreement, exceed the Liability Cap.

(b) Transferee Deliveries: Transferee shall deliver or cause to be delivered to Transferor on the Closing Date the following (collectively, “Transferee Deliveries”):

(i) the applicable Net Consideration required to be paid by Transferee to Transferor pursuant to Section 2 hereof;

(ii) the Assignment and Assumption Agreement, executed by Transferee;

(iii) the Release, executed by Transferee, the Partnership, GP, Property Manager, and, if this Agreement has been assigned to a Permitted Assignee, then CNL and the Permitted Assignee;

(iv) the formation documents of the Transferee (certified by the Secretary of State of the applicable jurisdiction of formation) and a certificate of good standing from the applicable jurisdiction of formation, each dated within thirty (30) days prior to the Closing Date;

(v) a certificate of officer of the Transferee certifying as complete and accurate as of the Closing attached copies of the bylaws of the Transferee, certifying and attaching the requisite resolutions approving the execution and delivery of this Agreement and the consummation of the Transaction and certifying to the incumbency of the officers of the Transferee executing this Agreement and any of the other documents being executed by Transferee in connection with the Transaction;

(vi) the Settlement Statement;

(vii) that certain Promissory Note in the principal sum of $200,000.00 dated December 23, 2004, by Tenant Acquisition, as maker, to the order of Tenant, as payee, marked as “CANCELLED”;

(viii) all other documents, instruments and agreements required to enable Transferee to be admitted as a limited partner of the Partnership as and when required pursuant to the terms thereof; and

(ix) a duly executed certificate by which Transferee certifies that each of the representations and warranties set forth in Sections 12 and 13 that do not contain an express materiality qualification were accurate in all material respects as of the date of this Agreement and are accurate in all material respects as of the Closing Date as if made on the Closing Date and each of the representations and warranties set forth in Sections 12 and 13 that contain an express materiality qualification were accurate in all respects of the date of this Agreement and are accurate in all respects as of the Closing Date as if made on the Closing Date.

16. Conditions to the Closing.

(a) Conditions Precedent to Obligations of Transferee. The obligation of Transferee to consummate the Transaction shall be subject to the fulfillment on or before the Closing Date (as the same may be adjourned by the mutual agreement of Transferor and Transferee pursuant to the terms hereof) or such earlier date set forth below of the following conditions precedent, any or all of which may be waived by Transferee in its sole and absolute discretion:

(i) performance and observance in all material respects by Transferor of all covenants, warranties and agreements of this Agreement to be performed or observed by Transferor prior to or on the Closing Date;

(ii) each of the representations and warranties of Transferor set forth in Section 11 hereof that do not contain an express materiality qualification were accurate in all material respects as of the date of this Agreement and are accurate in all material respects as of the Closing Date as if made on the Closing Date and each of the representations and warranties set forth in Section 11 that contain an express materiality qualification were accurate in all respects of the date of this Agreement and are accurate in all respects as of the Closing Date as if made on the Closing Date;

(iii) any regulatory approvals (if any) shall have been obtained, which regulatory approvals are required by Texas state law or a Governmental Authority of the State of Texas solely as a result of the sale of the Interests to Transferee and the consummation of the transactions pursuant to the Tenant Transfer Agreement (collectively, the “Required Regulatory Approvals”), it being understood and agreed that Transferee shall use commercially reasonable efforts to obtain the Required Regulatory Approvals prior to September 20, 2011, including, without limitation, promptly making applications, disclosures, and paying any reasonable fees necessary or appropriate to timely obtain the Required Regulatory Approvals.

(1) If all Required Regulatory Approvals are not obtained by Transferee on or before September 20, 2011 (other than as a result of a default by Transferee of its covenants and obligations under this Agreement), then (A) Transferee shall send Transferor prompt written notice which shall contain (x) a list of any Required Regulatory Approvals which have not yet been obtained, together with a certification from Transferee representing and warranting that, based on the advice of counsel, such unobtained approvals are Required Regulatory Approvals (the “Regulatory Certificate”), (y) a timeline of when such Required Regulatory Approvals are anticipated to be obtained and (z) a reasonably detailed statement of Transferee’s efforts to obtain the Required Regulatory Approvals, together with copies of all reports, filings, submissions and correspondence with, to and/or from (as applicable) a Governmental Authority of the State of Texas with respect to the Required Regulatory Approvals, and (B) by mutual agreement of Transferor and Transferee, the Closing Date may be extended (subject to the further provisions hereof) to a date (the “Extended Closing Date”) mutually agreeable to Transferor and Transferee, in which event (x) Transferee shall be responsible for one hundred percent (100%) of any extension charges and fees payable to Current Lender under the Current Loans to extend the maturity date of the Current Loans, (y) the extension period for the Extended Closing Date shall be no longer than forty (40) days, and (z) Transferee shall provide Transferor with reasonably detailed written status reports with respect to the status of the outstanding Required Regulatory Approvals within four (4) Business Days after request therefor.

(2) If all Required Regulatory Approvals are not obtained by Transferee prior to the Closing Date (other than as a result of a default by Transferee of its obligations under this Agreement) and Transferor and Transferee do not agree to extend the Closing Date pursuant to Section 16(a)(iii)(1)(B) above, this Agreement shall automatically terminate, in which event, notwithstanding anything herein to the contrary, (x) provided Transferee has used commercially reasonable efforts to obtain the Required Regulatory Approvals and shall have delivered the Regulatory Certificate with respect to the unobtained Required Regulatory Approvals, the Deposit shall be returned to Transferee, and (y) each of the parties shall be relieved from further liability to the other, except as otherwise expressly provided herein.

(3) If all Required Regulatory Approvals are not obtained by the Extended Closing Date (other than as a result of a default by Transferee of its obligations under this Agreement), then (A) provided Transferee has used commercially reasonable efforts to obtain the Required Regulatory Approvals and shall have delivered to Transferor (i) an updated Regulatory Certificate with respect to the unobtained Required Regulatory Approvals, (ii) a timeline of when such Required Regulatory Approvals are anticipated to be obtained and (iii) a reasonably detailed statement of Transferee’s efforts to obtain the Required Regulatory Approvals, together with copies of all reports, filings, submissions and correspondence with, to and/or from (as applicable) a Governmental Authority of the State of Texas with respect to the Required Regulatory Approvals, by mutual agreement of Transferor and Transferee, the Extended Closing Date may be extended (subject to the further provisions hereof) to a date (the “Second Extended Closing Date”) mutually agreeable to Transferor and Transferee, in which event (x) Transferee shall be responsible for one hundred percent (100%) of (1) any extension charges and fees payable to Current Lender under the Current Loans to extend the maturity date of the Current Loans and (2) any and all additional interest on the Current Loans (above the interest rate(s) being paid by the Property Owners on the date of this Agreement) imposed by Current Lender to extend the maturity date of the Current Loans, (y) the extension period for the Extended Closing Date shall be no longer than eighty (80) days, and (z) Transferee shall provide Transferor with reasonably detailed written status reports with respect to the status of the outstanding Required Regulatory Approvals within four (4) Business Days after request therefor, or (B) if Transferor and Transferee do not agree to extend the Closing Date for the period needed to obtain the Required Regulatory Approvals pursuant to this Section 16(a)(iii)(3), this Agreement shall automatically terminate, in which event, notwithstanding anything herein to the contrary, (x) Escrowee shall promptly deliver to Transferor, from the Escrow Account, an amount not to exceed Four Hundred Thousand and 00/100 Dollars ($400,000.00) (the “Cost Reimbursement”) to reimburse Transferor for all of its out-of-pocket expenses including, without limitation, legal fees, (y) provided Transferee has used commercially reasonable efforts to obtain the Required Regulatory Approvals, the Deposit (less the Cost Reimbursement) shall be returned to Transferee, and (z) each of the parties shall be relieved from further liability to the other, except as otherwise expressly provided herein;

(4) The provisions of this Section 16(a)(iii) shall survive the termination of this Agreement.

(iv) the Properties shall be free and clear of all Encumbrances except for the Permitted Exceptions;

(v) the fulfillment on or before the Closing Date of all other conditions precedent to Closing benefiting Transferee specifically enumerated in this Agreement respecting the Transaction (including, without limitation, Transferor’s delivery of the Transferor Deliveries), any or all of which may be waived by Transferee in its sole discretion; and

(vi) the closing of the “Transaction” pursuant to and as defined in the Tenant Transfer Agreement.

(b) Conditions Precedent to Obligations of Transferor. The obligation of Transferor to consummate the Transaction shall be subject to the fulfillment on or before the Closing Date (as the same may be adjourned by the mutual agreement of Transferor and Transferee pursuant to the terms hereof) of the following conditions precedent, any or all of which may be waived by Transferor in its sole and absolute discretion:

(i) performance and observance by Transferee in all material respects, of all covenants, warranties and agreements of this Agreement to be performed or observed by Transferee prior to or on the Closing Date;

(ii) the representations and warranties of Transferee set forth in Section 12 and Section 13 hereof are true and correct in all material respects, and Transferee shall have delivered the certificate pursuant to the terms of Section 15(b)(viii);

(iii) the fulfillment on or before the Closing Date of all other conditions precedent to Closing benefiting Transferor specifically set forth in this Agreement respecting the Transaction (including, without limitation, Transferee’s delivery of the Transferee Deliveries), any or all of which may be waived by Transferor in its sole discretion; and

(iv) the closing of the “Transaction” pursuant to and as defined in the Tenant Transfer Agreement.

17. Working Capital/Reserves; Operating Leases.

(a) Transferor acknowledges and agrees that the Partnership shall retain, post-Closing, any and all funds in the Partnership’s and the respective Properties’ reserve accounts for capital expenditures, FF&E (but only to the extent retained pursuant to and in accordance with the terms of the Tenant Transfer Agreement), real estate taxes, insurance premiums and working capital, whether or not such accounts are required under any Management Agreement or any Current Loan.

(b) Transferee acknowledges and agrees that immediately prior to the Closing, GP shall cause the Partnership to distribute to the constituent partners comprising the Partnership immediately before the Closing (i.e., Transferor, GP and Transferee), in accordance with Section 4.2 of the LP Agreement, any and all amounts that the Partnership shall have received with respect to the payment of accrued rents under the Operating Leases.

(c) Transferee acknowledges and agrees that as soon as reasonably practicable after the Closing (but in no event more than thirty (30) days after Closing), GP shall cause the Partnership to distribute to the constituent partners comprising the Partnership immediately before the Closing (i.e., Transferor, GP and Transferee), in accordance with Section 4.2 of the LP Agreement, any and all amounts that the Partnership shall have received after Closing with respect to the payment of rents accrued under the Operating Leases through and including the date of Closing, and Transferee hereby authorizes GP to make such distribution.

(d) The provisions of this Section 17 shall survive the Closing or earlier termination of this Agreement.

18. Intentionally Deleted.

19. Brokers. Transferor represents and warrants to Transferee, and Transferee represents and warrants to Transferor, that no broker or finder has been engaged by it, respectively, in connection with the Transaction. In the event of a claim for broker’s or finder’s fee or commissions in connection with the sale contemplated by this Agreement, then Transferor shall indemnify, defend and hold harmless Transferee from the same if it shall be based upon any statement or agreement alleged to have been made by Transferor, and Transferee shall indemnify, defend and hold harmless Transferor from the same if it shall be based upon any statement or agreement alleged to have been made by Transferee. The provisions of this Section 19 shall survive the Closing and/or a termination of this Agreement.

20. Limitation of Liability.

(a) Notwithstanding anything to the contrary contained in this Agreement or any documents executed in connection herewith, if the Transaction shall have closed hereunder,

Transferor shall not have any liability arising pursuant to or in connection with the representations, warranties, indemnifications, covenants or other obligations (whether express or implied) of Transferor under this Agreement (or any document or certificate executed or delivered in connection herewith, including, without limitation, indemnities, certificates, affidavits, undertakings or similar agreements provided to any title company by the Partnership or any Subsidiary in accordance with the last grammatical paragraph of Section 15(a) of this Agreement) unless claims made by Transferee shall collectively aggregate at least One Hundred Forty-Nine Thousand Two Hundred Eighty-Two and 00/100 Dollars ($149,282.00) (the “Liability Threshold”); provided, however, in no event shall the aggregate liability of Transferor hereunder exceed Two Million Nine Hundred Eighty-Five Thousand Six Hundred Thirty-Two and 00/100 Dollars ($2,985,632.00) (the “Liability Cap”). Notwithstanding anything to the contrary contained herein, the Liability Cap shall not apply to breaches of Section 11(a)(ii), Section 11(a)(vi) (last sentence only) and Section 11(a)(x), it being understood and agreed that the Liability Threshold shall apply to breaches of Section 11(a)(ii), Section 11(a)(vi) (last sentence only) and Section 11(a)(x).

(b) No Transferor Related Party other than the entity comprising Transferor shall have any personal liability, directly or indirectly, under or in connection with this Agreement or any agreement made or entered into under or pursuant to the provisions of this Agreement, or any amendment or amendments to any of the foregoing made at any time or times, heretofore or hereafter, and Transferee, on behalf of itself and its successors and assigns, hereby waives any and all such personal liability. Notwithstanding the foregoing, Transferor agrees that (i) it shall not dissolve during the Survival Period (or, if Transferee asserts a claim against Transferor prior to expiration of the Survival Period, prior to the resolution of such claim), and (ii) it shall provide evidence of an agreement executed by the Commingled Pension Trust Fund (Special Situation Property) of JP Morgan Chase Bank, N.A. in the form attached hereto as Exhibit G agreeing to cause to be funded to Transferor any amounts required in order to satisfy any obligations Transferor may have in connection with this Agreement.

(c) The provisions of this Section 20 shall survive the Closing and/or a termination of this Agreement.

21. Remedies For Default and Disposition of the Deposit.

(a) TRANSFEROR DEFAULTS. IF THE TRANSACTION SHALL NOT CLOSE ON OR BEFORE SEPTEMBER 30, 2011 (OR ANY LATER DATE MUTUALLY AGREED TO BY THE PARTIES), BY REASON OF TRANSFEROR’S BREACH OR DEFAULT UNDER THIS AGREEMENT THAT IS NOT CURED WITHIN TEN (10) DAYS AFTER RECEIPT OF NOTICE BY TRANSFEROR FROM TRANSFEREE, THEN TRANSFEREE SHALL HAVE AS ITS EXCLUSIVE REMEDY THE RIGHT TO EITHER (A) TERMINATE THIS AGREEMENT (IN WHICH EVENT THE DEPOSIT SHALL BE RETURNED TO TRANSFEREE, AND NEITHER PARTY HERETO SHALL HAVE ANY FURTHER OBLIGATION OR LIABILITY TO THE OTHERS EXCEPT WITH RESPECT TO THOSE PROVISIONS OF THIS AGREEMENT WHICH EXPRESSLY SURVIVE A CLOSING OR TERMINATION OF THIS AGREEMENT), TRANSFEREE HEREBY WAIVING ANY RIGHT OR CLAIM TO DAMAGES FOR TRANSFEROR’S BREACH IN SUCH INSTANCE OR (B) SPECIFICALLY ENFORCE TRANSFEROR’S OBLIGATION TO

TRANSFER THE INTERESTS (BUT NO OTHER ACTION, FOR DAMAGES OR OTHERWISE, SHALL BE PERMITTED); PROVIDED THAT ANY ACTION BY TRANSFEREE FOR SPECIFIC PERFORMANCE MUST BE FILED, IF AT ALL, WITHIN SIXTY-FIVE (65) DAYS OF TRANSFEROR’S BREACH OR DEFAULT, AND THE FAILURE TO FILE WITHIN SUCH PERIOD SHALL CONSTITUTE A WAIVER BY TRANSFEREE OF SUCH RIGHT AND REMEDY. NOTWITHSTANDING ANYTHING HEREIN TO THE CONTRARY, IN THE EVENT OF A MATERIAL BREACH OR DEFAULT BY TRANSFEROR UNDER THIS AGREEMENT THAT RESULTS IN MONETARY DAMAGES TO TRANSFEREE IN EXCESS OF THE LIABILITY THRESHOLD, IF TRANSFEREE HAS ELECTED TO TERMINATE THIS AGREEMENT UNDER SUBSECTION (A) ABOVE, TRANSFEROR SHALL REIMBURSE TRANSFEREE FOR UP TO $1,492,815.83 (MEASURED FROM THE FIRST DOLLAR OF DAMAGES) OF TRANSFEREE’S OUT-OF-POCKET COSTS AND EXPENSES; PROVIDED, FURTHER, HOWEVER, NOTHING IN THIS AGREEMENT SHALL BE CONSTRUED TO LIMIT TRANSFEREE’S RIGHTS OR DAMAGES UNDER ANY INDEMNITIES GIVEN BY TRANSFEROR TO TRANSFEREE UNDER THIS AGREEMENT OR TRANSFEREE’S RIGHT TO RECOVER ATTORNEYS’ FEES AND COSTS PURSUANT TO SECTION 35 OF THIS AGREEMENT. AS USED HEREIN, “TRANSFEREE’S OUT-OF-POCKET COSTS AND EXPENSES” SHALL MEAN AND REFER TO THIRD-PARTY OUT-OF-POCKET EXPENSES ACTUALLY INCURRED BY TRANSFEREE OR THE TRANSFEREE REPRESENTATIVES IN CONNECTION WITH THIS TRANSACTION, INCLUDING TRANSFEREE’S AND THE TRANSFEREE REPRESENTATIVES’ DUE DILIGENCE INVESTIGATION OF THE PROPERTIES AND THE LEGAL FEES AND EXPENSES OF PREPARING, NEGOTIATING AND ENFORCING THIS AGREEMENT AND THE TERM SHEET, ALL TO THE EXTENT ACTUALLY INCURRED PRIOR TO THE TERMINATION OF THIS AGREEMENT BY TRANSFEREE AND THE TRANSFEREE REPRESENTATIVES; PROVIDED, HOWEVER, TRANSFEROR’S OBLIGATION HEREUNDER TO REIMBURSE TRANSFEREE FOR TRANSFEREE’S OUT-OF-POCKET COSTS AND EXPENSES SHALL RELATE ONLY TO TRANSFEREE’S OUT-OF-POCKET COSTS AND EXPENSES WITH RESPECT TO WHICH TRANSFEREE OR THE TRANSFEREE REPRESENTATIVES (AS APPLICABLE) DELIVER TO TRANSFEROR A THIRD-PARTY INVOICE (WITH REASONABLE SUPPORTING INFORMATION AND DOCUMENTATION AND EVIDENCE OF PAYMENT) WITHIN FORTY-FIVE (45) DAYS AFTER THE DATE ON WHICH TRANSFEREE GIVES TRANSFEROR WRITTEN NOTICE OF TRANSFEREE’S TERMINATION OF THIS AGREEMENT.

(b) TRANSFEREE DEFAULTS. IN THE EVENT THIS TRANSACTION SHALL NOT CLOSE ON OR PRIOR TO SEPTEMBER 30, 2011 (OR ANY LATER DATE MUTUALLY AGREED TO BY THE PARTIES), ON ACCOUNT OF TRANSFEREE’S BREACH OR DEFAULT UNDER THIS AGREEMENT THAT IS NOT CURED WITHIN TEN(10) DAYS AFTER RECEIPT OF WRITTEN NOTICE BY TRANSFEREE FROM TRANSFEROR, THEN TRANSFEROR’S EXCLUSIVE REMEDY UNDER THIS AGREEMENT SHALL BE TO EITHER (I) WAIVE TRANSFEREE’S BREACH OR DEFAULT UNDER THIS AGREEMENT AND CONSUMMATE THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT IN THE SAME MANNER AS IF THERE HAD BEEN NO TRANSFEREE BREACH OR DEFAULT AND WITHOUT ANY FURTHER CLAIM AGAINST TRANSFEREE, OR (II) TERMINATE THIS AGREEMENT AND

RETAIN THE DEPOSIT, SUBJECT TO THE PROVISIONS OF THIS AGREEMENT THAT EXPRESSLY SURVIVE THE TERMINATION OF THIS AGREEMENT; PROVIDED, HOWEVER, NOTHING IN THIS AGREEMENT SHALL BE CONSTRUED TO LIMIT TRANSFEROR’S RIGHTS OR DAMAGES UNDER ANY INDEMNITIES GIVEN BY TRANSFEREE TO TRANSFEROR UNDER THIS AGREEMENT OR TRANSFEROR’S RIGHT TO RECOVER ATTORNEYS’ FEES AND COSTS PURSUANT TO SECTION 35 OF THIS AGREEMENT. IN CONNECTION WITH THE FOREGOING, THE PARTIES RECOGNIZE THAT TRANSFEROR WILL INCUR EXPENSE IN CONNECTION WITH THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT AND THAT THE INTERESTS WILL BE REMOVED FROM THE MARKET; FURTHER, THAT IT IS EXTREMELY DIFFICULT AND IMPRACTICABLE TO ASCERTAIN THE EXTENT OF DETRIMENT TO TRANSFEROR CAUSED BY THE BREACH BY TRANSFEREE UNDER THIS AGREEMENT AND THE FAILURE OF THE CONSUMMATION OF THE TRANSACTION CONTEMPLATED BY THIS AGREEMENT OR THE AMOUNT OF COMPENSATION TRANSFEROR SHOULD RECEIVE AS A RESULT OF TRANSFEREE’S BREACH OR DEFAULT. THE PARTIES AGREE THAT THE AMOUNT OF THE DEPOSIT WILL BE THE FULL, AGREED AND LIQUIDATED DAMAGES IN THE EVENT THAT TRANSFEREE DEFAULTS AND FAILS TO COMPLETE THE PURCHASE OF THE INTERESTS; PROVIDED, HOWEVER, NOTHING IN THIS AGREEMENT SHALL BE CONSTRUED TO LIMIT TRANSFEROR’S RIGHTS OR DAMAGES UNDER ANY INDEMNITIES GIVEN BY TRANSFEREE TO TRANSFEROR UNDER THIS AGREEMENT OR TRANSFEROR’S RIGHT TO RECOVER ATTORNEYS’ FEES AND COSTS PURSUANT TO SECTION 35 OF THIS AGREEMENT. THE PAYMENT OF THIS AMOUNT AS LIQUIDATED DAMAGES IS NOT INTENDED AS A FORFEITURE OR PENALTY, BUT IS INTENDED TO CONSTITUTE LIQUIDATED DAMAGES TO TRANSFEROR. IT IS EXPRESSLY UNDERSTOOD AND AGREED THAT TRANSFEROR SHALL HAVE NO RIGHT OR REMEDY TO SEEK SPECIFIC PERFORMANCE OR INJUNCTIVE RELIEF WITH RESPECT TO ANY DEFAULT BY TRANSFEREE UNDER THIS AGREEMENT.

(c) The provisions of this Section 21 shall survive the Closing and/or a termination of this Agreement.

22. Notices. All notices, demands, consents, reports and other communications provided for in this Agreement shall be in writing, shall be given by a method prescribed in this Section and shall be given to the party to whom it is addressed at the address set forth below or at such other address(es) as such party hereto may hereafter specify by at least seven (7) days’ prior written notice.

To Transferor:

Master MorSun Acquisition LLC

c/o J.P. Morgan Asset Management

270 Park Avenue, 7th Floor

New York, New York 10017

Attention: Hilary G. Bullard

Facsimile: (212) 648-2262

With a copy to:

Stroock & Stroock & Lavan LLP

2029 Century Park East, 18th Floor

Los Angeles, California 90067

Attention: Chauncey M. Swalwell, Esq.

Facsimile: (310) 407-6445

To Transferee:

Sunrise Senior Living Investments, Inc.

c/o Sunrise Senior Living, Inc.

7902 Westpark Drive

Mc Lean, Virginia 22102-4202

Attention: Edward Burnett

Facsimile: (703) 744-1645

With a copy to:

Sunrise Senior Living Investments, Inc.

c/o Sunrise Senior Living, Inc.

7902 Westpark Drive

Mc Lean, Virginia 22102-4202

Attention: General Counsel

Facsimile: (703) 744-1712

and:

Arent Fox LLP

1050 Connecticut Avenue, NW

Washington, DC 20036-5339

Attention: Kimberly A. Wachen

Facsimile: (202) 857-6395

Any notice or other communication delivered pursuant to this Section may be mailed by United States certified mail, return receipt requested, postage prepaid, deposited in a United States Post Office or a depository for the receipt of mail regularly maintained by the United States Post Office. Such notices, demands, consents and reports may also be delivered (i) by hand or reputable courier service which maintains evidence of receipt or (ii) by facsimile with a confirmation copy delivered within two (2) Business Days thereafter by hand or reputable courier service which maintains evidence of receipt. Any notices, demands, consents or other communications shall be deemed given and effective upon acceptance or rejection of delivery by the intended recipient. Notwithstanding the foregoing, no notice or other communication shall be deemed ineffective because of refusal of delivery to the address specified for the giving of such notice in accordance herewith. The provisions of this Section 22 shall survive the Closing and/or a termination of this Agreement.

23. Amendments. This Agreement may not be modified or terminated orally or in any manner other than by an agreement in writing signed by all the parties hereto or their respective successors in interest. The provisions of this Section 23 shall survive the Closing and/or a termination of this Agreement.

24. Governing Law; Jurisdiction; Construction. This Agreement (a) shall be governed by and construed in accordance with the laws of the State of New York, without giving effect to principles of conflicts of law and (b) shall be given a fair and reasonable construction in accordance with the intentions of the parties hereto and without regard to, or aid of, any rules of construction requiring construction against any party drafting this Agreement. The parties agree that this Agreement has been made in the New York, New York and that exclusive jurisdiction for matters arising under this Agreement shall be in the State courts in New York County, New York. Each party by signing this Agreement irrevocably consents to and shall submit to such jurisdiction. TRANSFEREE DOES HEREBY DESIGNATE AND APPOINT:

CT CORPORATION SYSTEM

111 EIGHTH AVENUE, 13TH FLOOR

NEW YORK, NEW YORK 10011

TEL.: (212) 894-8800

AS ITS AUTHORIZED AGENT TO ACCEPT AND ACKNOWLEDGE ON ITS BEHALF SERVICE OF ANY AND ALL PROCESS WHICH MAY BE SERVED IN ANY SUCH SUIT, ACTION OR PROCEEDING IN ANY FEDERAL OR STATE COURT IN NEW YORK, NEW YORK, AND AGREES THAT SERVICE OF PROCESS UPON SAID AGENT AT SAID ADDRESS AND WRITTEN NOTICE OF SAID SERVICE MAILED OR DELIVERED TO TRANSFEREE IN THE MANNER PROVIDED HEREIN SHALL BE DEEMED IN EVERY RESPECT EFFECTIVE SERVICE OF PROCESS UPON TRANSFEREE IN ANY SUCH SUIT, ACTION OR PROCEEDING IN THE STATE OF NEW YORK. TRANSFEREE (I) SHALL GIVE PROMPT NOTICE TO TRANSFEROR OF ANY CHANGED ADDRESS OF ITS AUTHORIZED AGENT HEREUNDER, (II) MAY AT ANY TIME AND FROM TIME TO TIME DESIGNATE A SUBSTITUTE AUTHORIZED AGENT WITH AN OFFICE IN NEW YORK, NEW YORK (WHICH SUBSTITUTE AGENT AND OFFICE SHALL BE DESIGNATED AS THE PERSON AND ADDRESS FOR SERVICE OF PROCESS), AND (III) SHALL PROMPTLY DESIGNATE SUCH A SUBSTITUTE IF ITS AUTHORIZED AGENT CEASES TO HAVE AN OFFICE IN NEW YORK, NEW YORK OR IS DISSOLVED WITHOUT LEAVING A SUCCESSOR.

Each party hereto acknowledges that it has participated in the drafting of this Agreement, and any applicable rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not be applied in connection with the construction or interpretation hereof. Each party has been represented by independent counsel in connection with this Agreement. The provisions of this Section 24 shall survive the Closing and/or a termination of this Agreement.

25. Partial Invalidity. If any provision of this Agreement is held to be invalid or unenforceable as against any Person or under certain circumstances, the remainder of this Agreement and the applicability of such provision to other Persons or circumstances shall not be affected thereby. Each provision of this Agreement shall be valid and enforceable to the fullest extent permitted by law. The provisions of this Section 25 shall survive the Closing and/or a termination of this Agreement.

26. Counterparts. This Agreement may be executed in any number of counterparts, each of which shall constitute an original, but all of which, taken together, shall constitute but one and the same instrument. This Agreement may be executed by facsimile or portable document format or other means of electronic delivery, which shall be deemed an original for all purposes. The provisions of this Section 26 shall survive the Closing and/or a termination of this Agreement.

27. No Third Party Beneficiaries. The warranties, representations, agreements and undertakings contained herein shall not be deemed to have been made for the benefit of any Person or entity other than the parties hereto, the Transferor Related Parties and the Transferee Representatives. The provisions of this Section 27 shall survive the Closing and/or a termination of this Agreement.

28. Waiver. No failure or delay of either party in the exercise of any right given to such party hereunder or the waiver by any party of any condition hereunder for its benefit (unless the time specified herein for exercise of such right, or satisfaction of such condition, has expired) shall constitute a waiver of any other or further right nor shall any single or partial exercise of any right preclude other or further exercise thereof or any other right. The waiver of any breach hereunder shall not be deemed to be waiver of any other or any subsequent breach hereof. The provisions of this Section 28 shall survive the Closing and/or a termination of this Agreement.

29. Assignment. Without the prior written consent of the other parties hereunder, except as provided herein, neither party hereto may assign this Agreement or any of its rights or obligations hereunder, and any purported unpermitted assignment shall be null and void. Notwithstanding the foregoing, Transferee shall have the right, without Transferor’s prior written consent but with written notice to Transferor not less than ten (10) Business Days prior to the Closing, to assign its rights and obligations under this Agreement to CNL Properties Trust, Inc. or CNL Income Partners, LP (either such entity referred to as “CNL”) or an entity directly or indirectly wholly owned by and controlled by CNL or a joint venture between (i) CNL or an Affiliate of CNL and (ii) Transferee or an Affiliate of Transferee (each, a “Permitted Assignee”), provided that (a) such Permitted Assignee provides the same representations made by Transferee in Section 12(a), (b) the Permitted Assignee shall assume in writing all of Transferee’s obligations hereunder pursuant to an assignment and assumption agreement in form and content acceptable to Transferor in the exercise of Transferor’s reasonable judgment, (c) Transferor shall receive an original or copy, if the assignment and assumption agreement permits execution by fax, portable document format or other means of electronic delivery, of such assignment and assumption agreement signed by Transferee and the Permitted Assignee, (d) if assigned to CNL or an Affiliate of CNL, the Board of Directors of CNL shall have approved this Agreement and the Transaction under the terms of the organizational documents of CNL, and (e) such assignment shall not require the consent of any third party or delay the consummation of the Transaction. If Transferee assigns its rights and obligations under this Agreement to CNL, an Affiliate of CNL (in which SSLI or an Affiliate thereof does not own any direct or indirect interest) or another third-party consented to by Transferor (in which SSLI or an Affiliate thereof does not own any direct or indirect interest) (each, an “Unaffiliated Assignee”), (x) Transferor shall be required to (i) contemporaneously with the assignment, execute and deliver to the Unaffiliated Assignee a certificate of representations and warranties (the “Certificate of Representations and Warranties”) in the form of Exhibit F attached hereto and (ii) certify as part of the Update Certificate that each of the representations and warranties set forth in the Certificate of Representations and Warranties that do not contain an express materiality qualification were accurate in all material respects as of the date of the Certificate of Representations and Warranties and are accurate in all material respects as of the Closing Date as if made on the Closing Date and each of the representations and warranties set forth in the Certificate of Representations and Warranties that contain an express materiality qualification were accurate in all respects of the date of this Certificate of Representations and Warranties and are accurate in all respects as of the Closing Date as if made on the Closing Date and (y) the phrase “Section 11” as used in Section 16(a)(ii) of this Agreement will be deemed, without further action, to mean “Section 11 and the Certificate of Representations and Warranties”. The provisions of this Section 29 shall survive the Closing and/or a termination of this Agreement. Notwithstanding the foregoing or anything contained herein to the contrary, (A) no assignment of this Agreement shall relieve Transferee of its obligations under this Agreement, (B) in no event shall Transferor be required to deliver the Certificate of Representations and Warranties to any entity in which SSLI or an Affiliate thereof owns any direct or indirect interest.

30. Binding Effect. This Agreement is binding upon, and shall inure to the benefit of, the parties and each of their respective successors and permitted assigns. The provisions of this Section 30 shall survive the Closing and/or a termination of this Agreement.

31. Entire Agreement. This Agreement sets forth the entire agreement between the parties and there are no other terms, obligations, covenants, representations, statements or conditions, oral or otherwise, of any kind whatsoever. Any agreement hereafter made shall be ineffective to change, modify, discharge or effect an abandonment of this Agreement in whole or in part unless such agreement is in writing and signed by the party against whom enforcement of the change, modification, discharge or abandonment is sought. The provisions of this Section 31 shall survive the Closing and/or a termination of this Agreement.

32. Further Assurances. Each of Transferee and Transferor agrees to use commercially reasonable efforts to satisfy, or cause to be satisfied, the conditions to the other party's obligation to consummate the Transaction that are within its reasonable control. After the Closing Date, the parties hereunder shall execute and deliver each to the other such documents and instruments and take such further actions as may be reasonably necessary or required to consummate the Transaction. The provisions of this Section 32 shall survive the Closing and/or a termination of this Agreement.

33. Paragraph Headings. The headings of the various sections of this Agreement have been inserted only for the purpose of convenience and are not part of this Agreement and shall not be deemed in any manner to modify, expand, explain or restrict any of the provisions of this Agreement. The provisions of this Section 33 shall survive the Closing and/or a termination of this Agreement.

34. Waiver of Trial by Jury. EACH PARTY HERETO HEREBY AGREES NOT TO ELECT A TRIAL BY JURY OF ANY ISSUE TRIABLE OF RIGHT BY JURY AND WAIVES ANY RIGHT TO TRIAL BY JURY FULLY TO THE EXTENT THAT ANY SUCH RIGHT SHALL NOW OR HEREAFTER EXIST WITH REGARD TO THIS AGREEMENT, OR ANY CLAIM, COUNTERCLAIM OR OTHER ACTION ARISING IN CONNECTION THEREWITH. THIS WAIVER OF RIGHT TO TRIAL BY JURY IS GIVEN KNOWINGLY AND VOLUNTARILY BY THE PARTIES HERETO AND IS INTENDED TO ENCOMPASS INDIVIDUALLY EACH INSTANCE AND EACH ISSUE AS TO WHICH THE RIGHT TO A TRIAL BY JURY WOULD OTHERWISE ACCRUE. THE PROVISIONS OF THIS SECTION 34 SHALL SURVIVE THE CLOSING AND/OR A TERMINATION OF THIS AGREEMENT.

35. Litigation Costs. Notwithstanding anything to the contrary contained in this Agreement (including, without limitation, the terms of Section 5), in the event of any litigation arising in connection with this Agreement, the substantially prevailing party shall be entitled to recover from the substantially non-prevailing party its reasonable legal fees and expenses at trial and all appellate levels. The provisions of this Section 35 shall survive the Closing and/or a termination of this Agreement.

36. Currency. Any and all amounts owing by any party hereto pursuant to this Agreement, shall be paid in lawful currency of the United States of America (i.e. U.S. Dollars). The provisions of this Section 36 shall survive the Closing and/or a termination of this Agreement.

37. Press Releases. Transferor and Transferee agree to consult with each other before issuing any press releases or public statements with respect to this Agreement or the Transaction and shall endeavor to agree as to the content of such press releases (which agreement shall not be unreasonably withheld, conditioned or delayed); provided, however, that nothing herein shall be deemed to prevent either party, or their respective Affiliates, from issuing any press release or public statement if such parties shall believe, in the exercise of its reasonable judgment, that such press release or public statement is required to be made by applicable law or the regulations of the Securities and Exchange Commission. The provisions of this Section 37 shall survive the Closing.

38. Tax Matters. In accordance with the terms of the LP Agreement, GP, as Tax Matters Partner (as defined in the LP Agreement) under the LP Agreement, shall supervise the Accountant (as defined in the LP Agreement) in its preparation of the Partnership’s and the Subsidiaries’ tax returns for the period ending on the Closing Date and shall cause such tax returns to be timely filed. The cost of filing the tax returns and any taxes owing under the returns described in this Section shall be paid by the Transferor and Transferee in proportion to their direct and indirect interests in the Partnership immediately prior to Closing. Upon GP’s receipt of notice of the amount due from Transferor, GP shall send an invoice to Transferor and Transferor shall reimburse GP for the amount shown on the invoice within thirty (30) days after its receipt of the invoice.

39. Exclusivity. Until such time, if any, as this Agreement is terminated pursuant to its terms, Transferor shall not, and shall cause the Transferor Related Parties not to, directly or indirectly, solicit, initiate, encourage or entertain any inquiries or proposals from, discuss or negotiate with, provide any non-public information to, or consider the merits of any inquiries or proposals from, any third party (other than CNL) relating to the sale of the business or assets of the Partnership or any of the Subsidiaries or the sale of any equity interest in the Partnership or any of the Subsidiaries.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement on the day and year first above written.

TRANSFEROR:

MASTER MORSUN ACQUISITION LLC, a Delaware limited liability company

By:	Commingled Pension Trust Fund (Special Situation Property) of JPMorgan Chase Bank, N.A.

	By:	JPMorgan Chase Bank, N.A., solely in its capacity as Trustee and not individually

		By:	/s/ Jean M. Anderson
			Name:	Jean M. Anderson
			Title:	Managing Director

TRANSFEREE:

SUNRISE SENIOR LIVING INVESTMENTS, INC., a Virginia corporation

By:	/s/ Edward W. Burnett
	Name:	Edward W. Burnett
	Title:	Vice President

[signature pages continue]

AGREED AND ACKNOWLEDGED
(SOLELY WITH RESPECT TO SECTIONS 6, 10 and 17 HEREOF):

PARTNERSHIP:

MASTER MORSUN, LP, a Delaware limited partnership

By:	Master MorSun GP, LLC, a Delaware limited liability company, its general partner

	By:	Sunrise Senior Living Investments, Inc., a Virginia corporation, its sole member

		By:	/s/ Edward W. Burnett
			Name:	Edward W. Burnett
			Title:	Vice President

GP:

MASTER MORSUN GP, LLC, a Delaware limited liability company

By:	Sunrise Senior Living Investments, Inc., a Virginia corporation, its sole member

	By:	/s/ Edward W. Burnett
		Name:	Edward W. Burnett
		Title:	Vice President

[signature pages continue]

AGREED AND ACKNOWLEDGED

(SOLELY WITH RESPECT TO

SECTIONS 20(b) HEREOF):

COMMINGLED PENSION TRUST FUND (SPECIAL SITUATION PROPERTY) OF JPMORGAN CHASE BANK, N.A.

By:	JPMorgan Chase Bank, N.A., solely in its capacity as Trustee and not individually

	By:	/s/ Jean M. Anderson
		Name:	Jean M. Anderson
		Title:	Managing Director

EXHIBIT A-1

DESCRIPTION OF PROPERTIES

Sunrise of Palo Alto

Real property in the City of Palo Alto, County of Santa Clara, State of California, described as follows:

ALL OF PARCEL 1, AS SHOWN UPON THAT CERTAIN MAP ENTITLED, “TRACT NO. 7808 PIED-A-TERRE”, WHICH MAP WAS FILED FOR RECORD IN THE OFFICE OF THE RECORDER OF THE COUNTY OF SANTA CLARA, STATE OF CALIFORNIA, ON NOVEMBER 14, 1985 IN BOOK 551 OF MAPS, AT PAGE 44.

APN: 132-36-087

For informational purposes only: Property Address: 2701 El Camino Real, Palo Alto, California

EXHIBIT A-2

DESCRIPTION OF PROPERTIES

Sunrise of Lenexa

Parcel 1

BEGINNING AT THE NORTHWEST CORNER OF THE NORTHWEST QUARTER OF SECTION 33, TOWNSHIP 12, RANGE 24, JOHNSON COUNTY, KANSAS; THENCE SOUTH 0 DEGREES 00' 00" WEST ALONG THE WEST LINE OF SAID SECTION 33, A DISTANCE OF 300.00 FEET TO A POINT; THENCE SOUTH 89 DEGREES 37' 39" EAST A DISTANCE OF 430.00 FEET TO A POINT; THENCE NORTH 0 DEGREES 00' 00" WEST A DISTANCE OF 300.00 FEET TO A POINT ON THE NORTH LINE OF SAID SECTION 33; THENCE NORTH 89 DEGREES 37' 39" WEST ALONG THE NORTH LINE OF SAID SECTION 33, A DISTANCE OF 430.00 FEET TO THE PLACE OF BEGINNING, EXCEPT ANY PART IN STREET OR ROAD, AND EXCEPT THAT ADDITIONAL PUBLIC ROAD RIGHT-OF-WAY DESCRIBED AS FOLLOWS: BEGINNING AT A POINT THAT IS 50.19 FEET SOUTH AND 30.00 FEET EAST OF THE NORTHWEST CORNER OF THE NORTHWEST QUARTER OF SECTION 33, TOWNSHIP 12, RANGE 24 IN JOHNSON COUNTY, KANSAS; THENCE NORTHEASTERLY TO A POINT THAT IS 30,00 FEET SOUTH AND 50.19 FEET EAST OF SAID NORTHWEST CORNER OF SECTION 33, A DISTANCE OF 28.19 FEET; THENCE EAST AND PARALLEL TO THE NORTH LINE OF SAID SECTION 33 A DISTANCE OF 379.81 FEET; THENCE SOUTH A DISTANCE OF 15.00 FEET; THENCE WEST AND PARALLEL TO THE NORTH LINE OF SECTION 33 A DISTANCE OF 340.32 FEET; THENCE SOUTHWESTERLY TO A POINT THAT IS 90 FEET SOUTH AND 45.00 FEET EAST OF THE NORTHWEST CORNER OF SAID SECTION 33 A DISTANCE OF 62.80 FEET; THENCE SOUTH A DISTANCE OF 210.00 FEET; THENCE WEST A DISTANCE OF 15.00 FEET; THENCE NORTH AND PARALLEL TO THE WEST LINE OF SECTION 33 A DISTANCE OF 249.81 FEET TO THE POINT OF BEGINNING OF SAID EXCEPTION; AND ALSO EXCEPTING THE EAST 33.00 FEET OF THE ABOVE DESCRIBED PROPERTY, BUT INCLUDING ALL RIGHTS OF ACCESS AND REVERSION WHICH GRANTORS MAY HAVE TO SAID EAST 33.00 FEET PURSUANT TO THE TERMS AND CONDITIONS OF THE AGREEMENT FOR DEDICATION OF RIGHT-OF-WAY FOR THE SAR-KO-PAR PARK ENTERED INTO BETWEEN ROBERT J. ROSE AND DOROTHY J. ROSE AND THE CITY OF LENEXA, KANSAS, DATED JULY 21, 1983.

The real property described above may also be described as follows:

Part of the Northwest One-Quarter of Section 33, Township 12 South, Range 24 East, in the City of Lenexa, Johnson County, Kansas, of the Sixth Principal Meridian, being more particularly described as follows:

Commencing at the Northwest corner of the said Northwest One-Quarter of Section 33, Township 12 South, Range 24 East; thence South 00 degrees 00 minutes 00 seconds West along the West line of the said Northwest One-Quarter a distance of 90.00 feet to a point; thence South 89 degrees 37 minutes 39 seconds East a distance of 45.00 feet to a point on the East Right-of-Way line of Lackman Road as it now exists, said point being the POINT OF BEGINNING; thence North 44 degrees 58 minutes 50 seconds East a distance of 63.21 feet (deeded 62.80 feet) to a point; thence South 89 degrees 37 minutes 39 seconds East along a line 45.00 feet South of, and parallel to, the North line of the said Northwest One-Quarter, said line being the South Right-of-Way line of 87th Street Parkway as it now exists, a distance of 307.32 feet to a point; thence South 00 degrees 00 minutes 00 seconds West a distance of 255.00 feet to a point; thence North 89 degrees 37 minutes 39 seconds West a distance of 352.00 feet to a point on the East Right-of-Way line of Lackman Road as it now exists; thence North 00 degrees 00 minutes 00 seconds East along the said East Right-of-Way line a distance of 210.00 feet to the POINT OF BEGINNING, and containing 2.0375 acres, more or less, which includes all rights of access and reversion to a 33.00 wide tract of land lying directly East of, and adjacent to, the East property line of subject tract, pursuant to the terms and conditions of the Agreement for Dedication of Right-of-Way for the Sar-Ko-Par Park entered into between Robert J. Rose and Dorothy J. Rose and the City of Lenexa, Kansas, dated July 21, 1983.

Parcel 2

Beneficial rights of access, ingress and egress under Quitclaim Deed dated July 21, 1983, and recorded as Volume 1898, Page 15 of Official Records, and also under Agreement for Dedication of Right-of-Way for the Sar-Ko-Par Park, dated July 21, 1983, as evidenced by Affidavit of Agreement of Right-of-Way, dated December     , 2004, and recorded as Volume             , Page              of Official Records

Parcel 3

Beneficial rights in Permanent Lighting Easement by and between the City of Lenexa, Kansas, as Grantor, and Sunrise Lenexa Senior Living, LLC, a Delaware limited liability company, as Grantee, dated September 21, 2004, and recorded as Volume 200412, Page 1750 of Official Records.

Parcel 4

Beneficial rights in Temporary Construction Easement by and between the City of Lenexa, Kansas, as Grantor, and Sunrise Lenexa Senior Living, LLC, a Delaware limited liability company, as Grantee dated September 21, 2004, and recorded as Volume 200412, Page 1751 of Official Records.

EXHIBIT A-3

DESCRIPTION OF PROPERTIES

Sunrise of Shelby Township

Real property in the unincorporated area of the County of Macomb, State of Michigan, described as follows:

PARCEL I:

Part of the Northeast 1/4 of Section 36, town 3 north, range 12 east, Shelby Township, Macomb County, Michigan, being more particularly described as follows: commencing at the Northeast corner of Section 36, town 3 north, range 12 east; thence South 01 degrees 57 minutes 02 seconds East 1218.13 feet along the East line of Section 36, also the centerline of Hayes Road to the point of beginning; thence South 01 degrees 57 minutes 02 seconds East 190.00 feet along the East line of Section 36, also the centerline of Hayes Road; thence South 87 degrees 43 minutes 42 seconds West 524.02 feet along the North line of Lakeside Apartments; thence North 01 degree 54 minutes 52 seconds West 190.00 feet; thence North 87 degrees 43 minutes 42 seconds East 523.90 feet to the point of beginning.

APN: 23- 07-36-200-025

PARCEL II:

Together with a non-exclusive easement for parking and vehicular ingress and egress over the portion of the Easement located on Parcel 1 as described in the Reciprocal Easement Agreement dated 9-1-04 and recorded on 9-8-04 in Liber 15850, page 341; and also a non-exclusive easement over, and rights to construct, maintain and repair the driveway within the Easement as set forth in the Driveway Construction Agreement dated 9-1-04 and recorded on 9-8-04 in Liber 15850, page 332.

APN: 07-36-200-024

Parcel III:

Together with beneficial easements for ingress and egress for the purposes of maintaining repairing or replacing the storm sewer or a portion thereof as granted in that Storm Water Management and Easement Agreement dated September 1, 2004, and recorded 9-8-04 in Liber 15850, page 350.

APN: 07-36-200-024

EXHIBIT A-4

DESCRIPTION OF PROPERTIES

Sunrise of Golden Valley

Real property in the County of Hennepin, State of Minnesota, described as follows:

Parcel 1

Lot 1, Block 1, Sunrise of Golden Valley P.U.D. No. 97, according to the plat recorded as County Recorder No. 8399797, Hennepin County, Minnesota, and as Registrar of Titles No. 3991343.

(abstract and torrens property, Certificate No. 113109)

For informational purposes only: APN No, 19-029-24-24-0026

Parcel 2

Non-exclusive easements for pedestrian and vehicular ingress and egress as contained in Reciprocal Easement and Operating Agreement dated November 23, 2004, recorded November 29, 2004, as County Recorder Document No. 8481454 and as Registrar of Titles Document No. 4046727;

(abstract and torrens property)

Parcel 3

Non-exclusive rights to use including access as described in Parking License Agreement dated November 23, 2004, recorded November 29, 2004 as County Recorder Document No. 8481455 and as Registrar of Titles Documents No. 4046728.

(abstract and torrens property)

EXHIBIT A-5

DESCRIPTION OF PROPERTIES

Sunrise of Minnetonka

Real property in the County of Hennepin, State of Minnesota, described as follows:

Parcel 1:

Lot 2, Block 1, Minnetonka Business Development, according to the plat recorded in the office of the County Recorder as Documents no. 7607826, Hennepin County, Minnesota, and filed as Document No. 3473431 in the office of the Registrar of Titles of Hennepin County, Minnesota.

(abstract and torrens property, Certificate No. 1082464)

For informational purposes only: APN No. 30-117-22-31-0041

Parcel 2:

Ingress-egress and parking easements as contained in Reciprocal Easement and Operating Agreement, dated August 19, 2004, filed November 30, 2004 as Document No. 8481923 in the office of the County Recorder of Hennepin County, Minnesota, and filed December 3, 2004 as Document No. 4049681 in the office of the Registrar of Titles of Hennepin County, Minnesota.

(abstract and torrens property)

EXHIBIT A-6

DESCRIPTION OF PROPERTIES

Sunrise of Dresher

Real property in the County of Montgomery, State of Pennsylvania, described as follows:

Parcel A (Fee Simple)

ALL THAT CERTAIN tract of land situate in the Township of Upper Dublin, County of Montgomery, Commonwealth of Pennsylvania bounded and described according to a Land Development Plan for Sunrise of Dresher, prepared by Woodrow & Associates, Inc., dated April 8, 2004, last revised April 20, 2005, and recorded in the Office of Recorder of Deeds in and for Montgomery County, Pennsylvania on May 13, 2005 in Plan Book 25 at page 12, as follows, to wit:

BEGINNING AT A POINT on the northeasterly ultimate right of way line of Susquehanna Road, S.R. 2017, being 90 feet wide at this point, said point being the common property corner between Morsun Dresher Senior Living, LP (Block 9, Unit 21) and F.W. Triangle (Block 9, Unit 44);

THENCE, from said beginning point and along said northeasterly ultimate right of way line of Susquehanna Road, S.R, 2017, North 45 degrees 56 minutes 34 seconds West, a distance of 599.99 feet, to a point, a common property corner of lands now or formerly of Alexander & Sharon Rankin (Block 9, Unit 46);

THENCE, leaving said northeasterly ultimate right of way line of Susquehanna Road, S.R. 2017 and along said lands of Rankin, North 45 degrees 19 minutes 59 seconds East, a distance of 259.69 feet, to a point, a common property corner of this parcel, lands now or formerly of Arbour Hill Assoc., Inc. (Block 9, Unit 43) and lands now or formerly of Robert N. & Barbara F. Senst (Block 9, Unit 32);

THENCE, along said lands of Senst, lands now or formerly of Alan S. & Cathy A. Lindy (Block 9, Unit 33), the southerly terminus of Golden Circle and lands now or formerly of Jordan R. Nadell & Amy L. Corson-Nadell (Block 9, Unit 34), respectively, South 46 degrees 30 minutes 00 seconds East, a distance of 515.54 feet, to a point, a common property corner of this tract and said lands of F. W. Triangle;

THENCE, along said lands of F. W, Triangle, the three (3) following courses and distances:

1.	South 42 degrees 57 minutes 09 seconds West, a distance of 126.55 feet, to a point;

2.	South 46 degrees 30 minutes 00 seconds East, a distance of 74.90 feet, to a point;

3.	South 43 degrees 30 minutes 00 seconds West, a distance of 138.84 feet, to a point, said point being the first mentioned point and PLACE OF BEGINNING.

Being the same property described in that certain Deed of Consolidation dated June 16, 2005, recorded June 16, 2005 in Deed Book 5557 at page 2104, and also being known as Block 9. Units 5, 21 & 47 of Upper Dublin Township

Parcel B (Easement)

TOGETHER WITH a non-exclusive permanent and perpetual right of way and easement in Grant of Easement by and among F.W. Triangle, L.P., a Pennsylvania limited partnership, James Brandenburger, and James Sheridan, and Abington Glen, Inc., dated June 1, 2004, recorded in Deed Book 5509 at page 2188, as amended by Addendum to Grant of Easement dated January 19, 2005, recorded in Deed Book 5542 at page 1633.

Parcel C (Easement)

AND ALSO TOGETHER WITH an easement, originally reserved and described in a Deed dated June 17, 1999 (“Dresher Court Deed”) executed by the Estate of Isabella J. Nelson, Deceased (the “Nelson Estate”), as grantor, in favor of Grantor, as grantee, and recorded on July 19, 1999 in the Office of the Montgomery County Commissioners Registry in Deed Book 5281, page 1934, being a non-exclusive twenty-five (25) foot wide utility easement, as described and confirmed in Easement Agreement by and among Dresher Court Realty, L.P., as Grantor, and others, dated March 26, 2005, recorded in Deed Book 5549, page 1079.

Parcel D (Easement)

AND ALSO TOGETHER WITH easements for installation and construction of a retaining wall, and temporary grading, as described in Easement Agreement by and among FW Triangle, LP., a Pennsylvania limited partnership, James Brandenburger, and James Sheridan, Abington Glen, Inc., and MorSun Dresher Senior Living, LP, dated March 7, 2005, recorded in Deed Book 5549, page 1115.

EXHIBIT A-7

DESCRIPTION OF PROPERTIES

Sunrise of Plano

TRACT I (FEE SIMPLE):

BEING of a tract of land out of the ROBERT BENEFIELD SURVEY, Abstract No. 99 and the B.M. CRAIG SURVEY, Abstract No. 176, in the City of Plano, Collin County, Texas, being the same 7.783 acre tract of land described in deed to Sunrise Plano Senior Living, LLC, recorded in Volume 5694, Page 4018 of the Land Records of Collin County, Texas, and being more particularly described as follows:

BEGINNING at a 5/8 - inch iron rod found in the south right-of-way line of Parker Road (100’ ROW) for the northwest corner of said 1.00 acre tract said iron rod being beginning of a curve to the left with a radius of 665.25 feet, a central angle of 11 degrees 42 minutes 39 seconds, and a chord bearing and distance of South 83 degrees 37 minutes 21 seconds East, 135.74 feet;

THENCE with said south right-of-way line, the following courses and distances to wit:

Southeasterly, with said curve, an arc distance of 135.97 feet to a. 5/8 - inch iron rod found for corner;

South 89 degrees 31 minutes 13 seconds East, a distance of 645.94 feet to a 5/8 - inch iron rod set with a plastic cap stamped “KHA” (hereinafter called 5/8 - inch iron rod set) for corner;

THENCE leaving the south right-of-way line of said Parker Road, the following courses and distances to wit:

South 00 degrees 26 minutes 47 seconds West, a distance of 435.00 feet to a 5/8 - inch iron rod set for corner;

North 89 degrees 31 minutes 13 seconds West, a distance of 775.00 feet to a 5/8 - inch iron rod set for corner in the east line of a tract of land described in deed to Greenway-Preston & Parker, Ltd., recorded in Collin County Clerk’s File No. 96-0079810 of the Land Records of Collin County, Texas;

THENCE with said east line, North 00 degrees 16 minutes 49 seconds West, a distance of 448.99 feet to the POINT OF BEGINNING and containing 7.783 acres of land.

Bearing system based on the Texas State Plane Coordinate System, North Central Zone.

Being the same land shown on a plat of survey by Kimley-Horn and Associates, Inc., certified to by Dana Brown, RPLS #5336, dated 05/10/2004, last revised 12/20/2004 as Project No. 63683001 and being assessed as Tax Parcel Numbers R-6176-000-0040-1 and R-6176-000-0280-1, which numbers cover other land.

TRACT II (NON-EXCLUSIVE EASEMENT):

Beneficial rights under Waterline Easement Agreement dated 12/10/2004, filed 12/14/2004, as Document No. 2004-0178731, Land Records of Collin County, Texas.

TRACT III (NON-EXCLUSIVE EASEMENT):

Beneficial rights under Drainage and Floodway Easement shown on that certain Final Plat Preston Village Phase II dated November 23, 2010 and prepared by Kimley-Horn & Associates, Inc., which was filed and recorded in the Official Public Records, Collin County, Texas on May 26, 2011.

EXHIBIT B

CONSIDERATION CALCULATION EXAMPLE

(follows immediately)

EXHIBIT C

ESCROW AGREEMENT

THIS ESCROW AGREEMENT (this “Agreement”), dated as of the      day of             , 2011, is by and among FIRST AMERICAN NATIONAL COMMERCIAL SERVICES – ORLANDO NCS, having an address at 111 N. Orange Avenue, Suite 1285, Orlando, Florida 32801 (“Escrowee”), MASTER MORSUN ACQUISITION LLC, a Delaware limited liability company, having an address c/o J.P. Morgan Asset Management, 270 Park Avenue, 7th Floor, New York, New York 10017 (“Transferor”), and SUNRISE SENIOR LIVING INVESTMENTS, INC., a Virginia corporation, having an address c/o Sunrise Senior Living, Inc. 7900 Westpark Drive, Suite T-900, Mc Lean, Virginia 22102 (“Transferee”).

W I T N E S S E T H

WHEREAS, Transferor and Transferee entered into that certain Agreement Regarding Transfer of Partnership Interests dated as of [            ], 2011, for the purchase and sale of an eighty percent (80%) limited partnership interest (the “Interests”) in Master MorSun, LP, a Delaware limited partnership, as more particularly described therein (hereinafter referred to as the “Contract”);

WHEREAS, the Contract provides for the terms and conditions applicable to the sale and purchase of the Interests and the performance of the obligations and rights of Transferor and Transferee; and

WHEREAS, Transferor and Transferee agree, pursuant to the Contract, that Escrowee shall hold, in escrow the Deposit (capitalized terms not otherwise defined herein shall have the respective meanings ascribed thereto in the Contract) in accordance with the terms and conditions of the Contract and this Agreement.

NOW, THEREFORE, the parties hereto agree as follows:

1. Appointment of Agent.

(a) Transferee and Transferor hereby appoint Escrowee to act as their escrow agent on the terms and conditions hereinafter set forth, and Escrowee accepts such appointment.

(b) Escrowee agrees to hold the Deposit on behalf of the parties to the Contract, and to apply, disburse and deliver the Deposit as provided in the Contract and this Agreement. In the event of any conflict between the terms and conditions of the Contract and the terms or conditions of this Agreement, as to the obligations of Escrowee, the terms and conditions of this Agreement shall govern and control.

2. Disposition of the Deposit.

(a) Upon Escrowee’s receipt of an executed form W-9 from Transferee, Escrowee shall invest the Deposit in an interest bearing account, which rate of interest need not be maximized. Escrowee shall not commingle the Deposit with any other funds.

(b) Escrowee shall pay the Deposit to the party entitled to the Deposit within two (2) business days after (or, if in connection with the Closing of the Transaction, on the Closing Date) Escrowee’s receipt of (i) a written notice (which written notice may take the form of a settlement statement) signed by both parties directing disposition of the Deposit, or (ii) a judgment or order of a court of competent jurisdiction; it being understood and agreed that if Escrowee receives a written notice from a party requesting disposition of the Deposit (with a copy to the other party hereto) and such other party fails to deliver to Escrowee, within five (5) business days after Escrowee’s receipt of such request, either (x) confirmation of the disposition of the Deposit or (y) notice of a good faith dispute and the basis of such dispute, Escrowee shall pay the Deposit to the requesting party within two (2) business days after further demand therefor.

(c) Nothing in this Section 2 shall have any effect whatsoever upon Escrowee’s rights, duties, and obligations under Section 3.

3. Concerning Escrowee.

(a) Escrowee shall be protected in relying upon the accuracy, acting in reliance upon the contents, and assuming the genuineness of any notice, demand, certificate, signature, instrument or other document which is given to Escrowee without verifying the truth or accuracy of any such notice, demand, certificate, signature, instrument or other document;

(b) Escrowee shall not be bound in any way by any contract or understanding between the Transferor and Transferee other than this Agreement and the Contract, whether or not Escrowee has knowledge thereof or consents thereto unless such consent is given in writing;

(c) Escrowee’s sole duties and responsibilities shall be to hold and disburse the Deposit in accordance with this Agreement and the Contract; provided, however, that Escrowee shall have no responsibility for the clearing or collection of the check representing the Deposit;

(d) Upon the disbursement of the Deposit in accordance with this Agreement, Escrowee shall be relieved and released from any liability under this Agreement;

(e) Escrowee may resign at any time upon at least ten (10) Business Days prior written notice to the Transferor and Transferee hereto. If, prior to the effective date of such resignation, the Transferor and Transferee hereto shall have approved, in writing, a successor escrow agent, then upon the resignation of Escrowee, Escrowee shall deliver the Deposit to such successor escrow agent. From and after such resignation and the delivery of the Deposit to such successor escrow agent, Escrowee shall be fully relieved of all of its duties, responsibilities and obligations under this Agreement, all of which duties, responsibilities and obligations shall be performed by the appointed successor escrow agent. If for any reason Transferor and Transferee shall not approve a successor escrow agent within such period, Escrowee may bring any appropriate action or proceeding for leave to deposit the Deposit with a court of competent jurisdiction, pending the approval of a successor escrow agent, and upon the deposit of the Deposit with a court of competent jurisdiction, Escrowee shall be fully relieved of all of its duties, responsibilities and obligations under this Agreement;

(f) Transferor and Transferee hereby agree to, jointly and severally, indemnify, defend and hold harmless Escrowee from and against any liabilities, damages, losses, costs or expenses incurred by, or claims or charges made against, Escrowee (including reasonable attorneys’ fees and disbursements) by reason of Escrowee performing its obligations pursuant to, and in accordance with, the terms of this Agreement, but in no event shall Escrowee be indemnified for its gross negligence, willful misconduct or breach of the terms of this Agreement;

(g) In the event that a dispute shall arise in connection with this Agreement or the Contract, or as to the rights of Transferor and Transferee in and to, or the disposition of, the Deposit, Escrowee shall have the right to (i) hold and retain all or any part of the Deposit until such dispute is settled or finally determined by litigation, arbitration or otherwise, or (ii) deposit the Deposit in an appropriate court of law, following which Escrowee shall thereby and thereafter be relieved and released from any liability or obligation under this Agreement, or (iii) institute an action in interpleader or other similar action permitted by stakeholders in the State of New York, or (iv) interplead Transferor or Transferee in any action or proceeding which may be brought to determine the rights of Transferor and Transferee to all or any part of the Deposit; and

(h) Escrowee shall not have any liability or obligation for loss of all or any portion of the Deposit by reason of the insolvency or failure of the institution of depository with whom the escrow account is maintained.

4. Termination.

This Agreement shall automatically terminate upon the delivery or disbursement by Escrowee of the Deposit in accordance with the terms of the Contract and terms of this Agreement.

5. Notices.

Any notice or other communication delivered pursuant to this Section may be mailed by United States certified mail, return receipt requested, postage prepaid, deposited in a United States Post Office or a depository for the receipt of mail regularly maintained by the United States Post Office. Such notices, demands, consents and reports may also be delivered (i) by hand or reputable courier service which maintains evidence of receipt or (ii) by facsimile with a confirmation copy delivered within two (2) Business Days thereafter by hand or reputable courier service which maintains evidence of receipt. Any notices, demands, consents or other communications shall be deemed given and effective upon acceptance or rejection of delivery by the intended recipient. Notwithstanding the foregoing, no notice or other communication shall be deemed ineffective because of refusal of delivery to the address specified for the giving of such notice in accordance herewith.

To Transferor:

Master MorSun Acquisition LLC

c/o J.P. Morgan Asset Management

270 Park Avenue, 7th Floor

New York, New York 10017

Attention: Hilary G. Bullard

Facsimile: (212) 648-2262

With a copy to:

Stroock & Stroock & Lavan LLP

2029 Century Park East, 18th Floor

Los Angeles, California 90067

Attention: Chauncey M. Swalwell, Esq.

Facsimile: (310) 407-6445

To Transferee:

Sunrise Senior Living Investments, Inc.

c/o Sunrise Senior Living, Inc.

7902 Westpark Drive

Mc Lean, Virginia 22102-4202

Attention: Edward Burnett

Facsimile: (703) 744-1645

With copies to:

Sunrise Senior Living Investments, Inc.

c/o Sunrise Senior Living, Inc.

7902 Westpark Drive

Mc Lean, Virginia 22102-4202

Attention: General Counsel

Facsimile: (703) 744-1712

and:

Arent Fox LLP

1050 Connecticut Avenue, NW

Washington, DC 20036-5339

Attention: Kimberly A. Wachen

Facsimile: (202) 857-6395

To Escrowee:

First American National Commercial Services – Orlando NCS

111 N. Orange Avenue, Suite 1285,

Orlando, Florida 32801

Attention: Michael J. Moore, Esq

Facsimile: (888) 216-9921

6. Governing Law/Waiver of Trial by Jury.

THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK APPLICABLE TO AGREEMENTS MADE AND TO BE PERFORMED ENTIRELY WITHIN SUCH STATE, WITHOUT REGARD TO THE CONFLICTS OF LAW PRINCIPLES OF SUCH STATE. THE PARTIES HERETO HEREBY WAIVE TRIAL BY JURY IN ANY ACTION OR PROCEEDING ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT.

7. Successors.

This Agreement shall be binding upon and inure to the benefit of the respective successors and permitted assigns of the parties hereto; provided, however, that except as expressly provided herein as to the Escrowee, this Agreement may not be assigned by any party without the prior written consent of the other parties and provided, further, that upon the assignment of the Contract to a Permitted Assignee or another third-party consented to in writing by Transferor in accordance with and subject to the provisions of Section 29 of the Contract, this Agreement may be assigned by Transferee, without requiring the consent of any other party, to such Permitted Assignee or third-party.

8. Entire Agreement.

This Agreement, together with the Contract, contains the entire agreement and understanding between the parties hereto with respect to the subject matter hereof and supersedes all prior agreements and understandings relating to such subject matter.

9. Amendments.

Except as expressly provided in this Agreement, no amendment, modification, termination, cancellation, rescission or supersession to this Agreement shall be effective unless it shall be in writing and signed by each of the parties hereto.

10. Counterparts and/or Facsimile Signatures.

This Agreement may be executed in any number of counterparts, each of which shall constitute an original, but all of which, taken together, shall constitute but one and the same instrument. This Agreement may be executed by facsimile or portable document format or other means of electronic delivery, which shall be deemed an original for all purposes.

11. Severability.

If any provision of the Agreement or the application of any such provision to any person or circumstance shall be held invalid, illegal, or unenforceable in any respect by a court of competent jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision hereof.

12. Submission to Jurisdiction.

With respect to any claim or action arising out of in connection with this Agreement, the parties hereto, to the extent permitted by applicable law, (a) irrevocably submit to the nonexclusive jurisdiction of the courts of the State of New York and the United States District Court located in the Borough of Manhattan in New York, New York, and appellate courts from any thereof, (b) irrevocably waive any objection which any of them may have at any time to the laying of venue in any suit, action or proceeding arising out of or in any way connected with this Agreement brought in any such court, and (c) irrevocably waive any claim that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum.

[signature page follows]

IN WITNESS WHEREOF, the parties have executed and delivered this Escrow Agreement as of the date and year first above written.

FIRST AMERICAN NATIONAL COMMERCIAL SERVICES – ORLANDO NCS

By:
Name:
Title:

MASTER MORSUN ACQUISITION LLC, a Delaware limited liability company

By:	Commingled Pension Trust Fund (Special Situation Property) of JPMorgan Chase Bank, N.A.

	By:	JPMorgan Chase Bank, N.A., solely in its capacity as Trustee and not individually

By:
Name:
Title:

SUNRISE SENIOR LIVING INVESTMENTS, INC., a Virginia corporation

By:
Name:
Title:

EXHIBIT D

FORM OF ASSIGNMENT AND ASSUMPTION AGREEMENT

THIS ASSIGNMENT AND ASSUMPTION AGREEMENT (this “Agreement”) is made as of the      day of             , 2011, by and between MASTER MORSUN ACQUISITION LLC, a Delaware limited liability company (“Assignor”) and                                 , a                                 (“Assignee”).

W I T N E S S E T H:

WHEREAS, Assignor owns an 80% limited partnership interest (the “Partnership Interest”) in Master MorSun, LP, a Delaware limited partnership (the “Partnership”), in accordance with and pursuant to the terms of that certain Limited Partnership Agreement of Master MorSun, LP, dated as of December 23, 2004 (the “LP Agreement”);

WHEREAS, pursuant to that certain Agreement Regarding Transfer of Company Interests dated as of             , 2011 (the “Contract”), between Assignor and [Assignee], Assignor has agreed to sell and assign to Assignee, and Assignee has agreed to purchase and assume as set forth in the Contract, all of Assignor’s right, title and interest in and to the Partnership Interest. All capitalized terms used but not defined herein shall have the meaning set forth in the Contract;

NOW, THEREFORE, for valuable consideration in hand paid, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

1. Assignor hereby assigns, conveys, transfers and sets over unto Assignee, without recourse, representation or warranty except as set forth in the Contract, all right, title and interest of Assignor in and to the Partnership Interest, together with all proceeds therefrom and any claims or other rights relating thereto or arising therefrom, subject to the distribution provided for in Section 17(c) of the Contract.

2. Assignee hereby accepts such assignment and agrees with Assignor that, effective as of the date hereof, Assignee will assume and pay or otherwise perform all liabilities and obligations first accruing from and after the date hereof pursuant to the LP Agreement in respect of the ownership of the Partnership Interest.

3. This Agreement is executed by, and shall be binding upon and inure to the benefit of, the parties hereto and each of their respective successors and assigns. None of the provisions of this Agreement shall be for the benefit of or enforceable by any other person.

4. This Agreement may be executed in any number of counterparts, and each such counterpart will for all purposes be deemed an original, and all such counterparts shall constitute one and the same instrument. The individuals signing this Agreement on behalf of the parties hereto represent and warrant that they are duly authorized to do so.

5. This Agreement shall be construed in accordance with and governed by the internal laws of the State of New York (without regard to principles of conflicts of laws).

IN WITNESS WHEREOF, the parties hereto have executed this Assignment Agreement as of the day first written above.

ASSIGNOR:

MASTER MORSUN ACQUISITION LLC, a Delaware limited liability company

By:	Commingled Pension Trust Fund (Special Situation Property) of JPMorgan Chase Bank, N.A.

	By:	JPMorgan Chase Bank, N.A., solely in its capacity as Trustee and not individually

By:
Name:
Title:

ASSIGNEE:

[ ], a [ ]

By:
Name:
Title:

EXHIBIT E

FORM OF RELEASE

RELEASE, COVENANT NOT TO SUE OR

FILE AND JUDGMENT REDUCTION

(OWNCO)

THIS RELEASE, COVENANT NOT TO SUE OR FILE AND JUDGMENT REDUCTION (this “Release”), dated as of             , 2011, is made by and among JPMORGAN CHASE BANK, N.A., as Trustee under Amended and Restated Declaration of Trust, dated November 13, 2001, as amended, for its Commingled Pension Trust Fund (Special Situation Property) (“JPMorgan”), and MASTER MORSUN ACQUISITION LLC, a Delaware limited liability company (“Acquisition”, and together with JPMorgan, collectively, the “Acquisition Parties”), on one hand, and MASTER MORSUN, LP, a Delaware limited partnership (the “Partnership”), SUNRISE SENIOR LIVING, INC., a Delaware corporation (“SSLI”), SUNRISE SENIOR LIVING INVESTMENTS, INC., a Virginia corporation (“SSLII”), MASTER MORSUN GP, LLC, a Delaware limited liability company (“GP”), and SUNRISE SENIOR LIVING MANAGEMENT, INC., a Virginia corporation (“Manager”), [IF THE CONTRACT IS ASSIGNED TO CNL, AN ENTITY DIRECTLY OR INDIRECTLY WHOLLY OWNED BY AND CONTROLLED BY CNL OR A JOINT VENTURE BETWEEN CNL AND SUNRISE - CNL PROPERTIES TRUST, INC., a [            ] corporation (“CNL”), and [PERMITTED ASSIGNEE, a             ] (“[Permitted Assignee]”,] and together with the Partnership, SSLI, SSLII, GP, Manager and CNL, collectively, the “Sunrise Parties”), on the other hand.

TO ALL WHOM THESE PRESENTS SHALL COME OR MAY CONCERN, KNOW THAT, for good and valuable consideration the receipt and sufficiency of which being hereby acknowledged by each party, each party hereby covenants and agrees as follows:

1. Release. (a) Each Acquisition Party does hereby release, acquit and forever discharge the Sunrise Parties and each of their respective attorneys, representatives, agents, direct and indirect parent companies, subsidiaries, affiliates, shareholders, officers, directors, principals, partners (general and limited), members, employees, joint venturers, heirs, executors, administrators and assigns (collectively, the “Sunrise Constituents”), from any and all claims, rights, actions, causes of action, suits, debts, dues, sums of money, accounts, reckonings, bonds, bills, specialties, covenants, contracts, controversies, agreements, promises, variances, trespasses, damages, judgments, extents, executions, claims, counterclaims, crossclaims, offsets, defenses, affirmative defenses, demurrers, and demands whatsoever, whether known or unknown, direct or derivative, contingent or absolute, suspected or unsuspected, disclosed or undisclosed, hidden or concealed, whether on behalf of the Acquisition Parties or any other party not a signatory hereto, in law, admiralty or equity (all of the foregoing, collectively, the “Claims”), which against each Sunrise Party and/or the Sunrise Constituents, or any of them, that either Acquisition Party and/or their respective attorneys, representatives, agents, direct and indirect parent companies, subsidiaries, affiliates, shareholders, officers, directors, principals, partners (general and limited), members, employees, joint venturers, heirs, executors, administrators and assigns (collectively, the “Acquisition Constituents”), ever jointly or individually had or now have for, upon, or by reason of any matter, cause or thing from the beginning of time to the date of this Release which could have been or may be asserted by, or on behalf of or for the benefit of the Acquisition Parties and/or the Acquisition Constituents, or any of them, in or in connection with or arising out of or relating to or as a direct or indirect consequence of, in whole or in part, as applicable: (i) the Partnership; the respective parties’ obligations under that certain Limited Partnership Agreement of Master MorSun, LP dated as of December 23, 2004; the Partnership’s ownership, development, marketing or sale of the Partnership’s property (the “Property”); the conduct of the Partnership’s business; and/or any other actions and obligations with respect to the Partnership and the parties hereto, and (ii) Manager and the Manager’s obligations under those certain management agreements, owner agreements and tenant pooling agreement listed on Schedule A attached hereto (the foregoing, collectively, the “Released Matters”); provided, however, the Released Matters shall not apply with respect to the following (the “Excluded Matters”): (A) the fraud, gross negligence or willful misconduct of any Sunrise Constituent or Acquisition Constituent, (B) any third party claims, or (C) any claims arising from or related to, directly or indirectly, (x) that certain Agreement Regarding Transfer of Partnership Interests (OwnCo), dated as of the date hereof, by and between Acquisition and SSLII, and/or (y) that certain Agreement Regarding Transfer of Membership Interests (LeaseCo), dated as of the date hereof, by and between Broadway Mall Properties, Inc. and SSLII.

(b) Each Sunrise Party does hereby release, acquit and forever discharge the Acquisition Parties and the Acquisition Constituents from any and all Claims, which against each Acquisition Party and/or the Acquisition Constituents, or any of them, that either the Sunrise Parties and/or the Sunrise Constituents ever jointly or individually had or now have for, upon, or by reason of any matter, cause or thing from the beginning of time to the date of this Release which could have been or may be asserted by, or on behalf of or for the benefit of the Sunrise Parties and/or the Sunrise Constituents, or any of them, in or in connection with or arising out of or relating to or as a direct or indirect consequence of, in whole or in part, as applicable, any and all of the Released Matters; provided, however, the foregoing shall not apply with respect to the Excluded Matters.

2. Covenant Not To Sue or File. (a) Each Acquisition Party covenants not to and never shall permit the Acquisition Constituents to make, file, institute, prosecute, or continue, directly or indirectly, any Claim with respect to any Released Matter, or commence, cause, or permit to be prosecuted any action in law or equity or otherwise, in or before any court, administrative agency, arbitral panel or other tribunal wherever situated, against any Sunrise Party and/or the Sunrise Constituents, or any of the them, on account of the Released Matters (each, a “Proceeding”). In the event that any Proceeding with respect to any Released Matter is initiated or continued by an Acquisition Party and/or the Acquisition Constituents, or any of them, against any Sunrise Party and/or the Sunrise Constituents, or any of them, asserting a Claim with respect to any Released Matter, such Sunrise Party and the Sunrise Constituents, as applicable, shall be entitled to recover from such Acquisition Parties and/or the Acquisition Constituents, as applicable, attorneys’ fees and disbursements incurred as a result of any and all such Proceeding(s). Nothing contained in this Section shall apply to any Excluded Matters.

(b) Each Sunrise Party covenants not to and never shall permit the Sunrise Constituents to make, file, institute, prosecute, or continue, directly or indirectly, any Claim with respect to any Released Matter, or commence, cause, or permit to be prosecuted any Proceeding. In the event that any Proceeding with respect to any Released Matter is initiated or continued by a Sunrise Party and/or the Sunrise Constituents, or any of them, against any Acquisition Party and/or the Acquisition Constituents, or any of them, asserting a Claim with respect to any Released Matter, such Acquisition Party and the Acquisition Constituents, as applicable, shall be entitled to recover from such Sunrise Parties and/or the Sunrise Constituents, as applicable, attorneys’ fees and disbursements incurred as a result of any and all such Proceeding(s). Nothing contained in this Section shall apply to any Excluded Matters.

3. Covenant as a Defense to Any Action. (a) This Release may be asserted as a complete defense to any Claim with respect to any Released Matter that may be brought, instituted, or taken, directly or indirectly, by any Sunrise Party and/or the Sunrise Constituents, or any of them, or on their behalf against any Acquisition Party and/or the Acquisition Constituents, or any of them.

(b) This Release may be asserted as a complete defense to any Claim with respect to any Released Matter that may be brought, instituted, or taken, directly or indirectly, by any Acquisition Party and/or the Acquisition Constituents, or any of them, or on their behalf against any Sunrise Party and/or the Sunrise Constituents, or any of them.

4. Judgment Reduction. (a) If after the date hereof any Claim with respect to any Released Matter by, on behalf of, or for the benefit of, any Acquisition Party and/or the Acquisition Party Constituents, or any of them, against any person or entity other than any Sunrise Party or the Sunrise Constituents, or any of them (a “Third Party”), in any way gives rise to a Claim with respect to any Released Matter (a “Claim Over”) by a Third Party against a Sunrise Party and/or the Sunrise Constituents, or any of them, asserting that a Sunrise Party and/or the Sunrise Constituents, or any of them, is or may be liable to any such Third Party (whether by way of indemnification, contribution or otherwise), such Acquisition Party shall and shall cause the Acquisition Constituents to reduce or credit against any judgment or settlement obtained thereby against any such Third Party the full amount of any judgment or settlement obtained by any such Third Party against a Sunrise Party and/or the Sunrise Constituents, or any of them, as applicable, as a result of such Claim Over, and shall, as an essential element of any settlement with any such Third Party, obtain from any such Third Party for the benefit of such Sunrise Party and/or the Sunrise Constituents, or any of them, as applicable, a satisfaction in full of any such Third Party’s Claim Over against such Sunrise Party and/or the Sunrise Constituents, or any of them, as applicable.

(b) If after the date hereof any Claim with respect to any Released Matter by, on behalf of, or for the benefit of any Sunrise Party and/or the Sunrise Constituents, or any of them, against any Third Party in any way gives rise to a Claim Over by a Third Party against an Acquisition Party and/or the Acquisition Constituents, or any of them, asserting that an Acquisition Party and/or the Acquisition Constituents, or any of them, is or may be liable to any such Third Party (whether by way of indemnification, contribution or otherwise), such Sunrise Party shall and shall cause the Sunrise Constituents to reduce or credit against any judgment or settlement obtained thereby against any such Third Party the full amount of any judgment or settlement obtained by any such Third Party against an Acquisition Party and/or the Acquisition Constituents, or any of them, as applicable, as a result of such Claim Over, and shall, as an essential element of any settlement with any such Third Party, obtain from any such Third Party for the benefit of such Acquisition Party and/or the Acquisition Constituents, or any of them, as applicable, a satisfaction in full of any such Third Party’s Claim Over against such Acquisition Party and/or the Acquisition Constituents, or any of them, as applicable.

5. Remedies for Violation. (a) If an Acquisition Party and/or the Acquisition Constituents, or any of them, violates Section 2(a) hereof and recover from a Sunrise Party and/or the Sunrise Constituents, or any of them, any damages or other relief, such Acquisition Party hereby assigns and transfers any and all such sums recovered and all rights thereto to such Sunrise Party, and hereby substitutes such Sunrise Party in place of such Acquisition Party for any adjudicated Claims with respect to any Released Matter that such Acquisition Party and/or the Acquisition Constituents, or any of them, as applicable, may ever assert and on which such Acquisition Party and/or the Acquisition Constituents, or any of them, might ever obtain a judgment in violation of Section 2(a) hereof. Each Sunrise Party and/or the Sunrise Constituents, as applicable, shall be entitled to seek injunctive or other equitable relief to enforce this Release without establishing irreparability of injury or inadequacy of any remedy at law, such irreparability or inadequacy being conclusively presumed in the event of a violation of this Release.

(b) If a Sunrise Party and/or the Sunrise Constituents, or any of them, violates Section 2(b) hereof and recover from an Acquisition Party and/or the Acquisition Constituents, or any of them, any damages or other relief, such Sunrise Party hereby assigns and transfers any and all such sums recovered and all rights thereto to such Acquisition Party, and hereby substitutes such Acquisition Party in place of such Sunrise Party for any adjudicated Claims with respect to any Released Matter that such Sunrise Party and/or the Sunrise Constituents, or any of them, as applicable, may ever assert and on which such Sunrise Party and/or the Sunrise Constituents, or any of them, might ever obtain a judgment in violation of Section 2(b) hereof. Each Acquisition Party and/or the Acquisition Constituents, as applicable, shall be entitled to seek injunctive or other equitable relief to enforce this Release without establishing irreparability of injury or inadequacy of any remedy at law, such irreparability or inadequacy being conclusively presumed in the event of a violation of this Release.

6. Ownership of Claims Released. (a) No Acquisition Party nor any Acquisition Constituent has voluntarily or involuntarily, in whole or in part, sold, assigned, transferred, encumbered, pledged or hypothecated any Claim with respect to any Released Matter, or purported to do any of the foregoing, in a manner which materially adversely affects the benefits intended to be conferred upon each Sunrise Party and the Sunrise Constituents hereby, and each Acquisition Party has the sole, complete and entirely unencumbered right, title and interest in and to the Claims with respect to any Released Matter released hereunder, and full right and authority to grant the releases given and the covenants and agreements made herein.

(b) No Sunrise Party nor any Sunrise Constituent has voluntarily or involuntarily, in whole or in part, sold, assigned, transferred, encumbered, pledged or hypothecated any Claim with respect to any Released Matter, or purported to do any of the foregoing, in a manner which materially adversely affects the benefits intended to be conferred upon each Acquisition Party and the Acquisition Constituents hereby, and each Sunrise Party has the sole, complete and entirely unencumbered right, title and interest in and to the Claims with respect to any Released Matter released hereunder, and full right and authority to grant the releases given and the covenants and agreements made herein.

7. Indemnification. (a) Each Acquisition Party indemnifies and holds harmless each Sunrise Party and the Sunrise Constituents from and against any and all liability, judgment, expenses, losses or damages (including, without limitation, costs and attorneys’ fees and disbursements) incurred in connection with any Claim with respect to any Released Matter brought by an Acquisition Party and/or the Acquisition Constituents, or any of them, or by any other person or entity under any assignment or other transfer of any kind or title derivative from such Acquisition Party with respect to any of the matters of which such Acquisition Party has hereby released and discharged each Sunrise Party and the Sunrise Constituents, or arising out of any breach of the representations and warranties made herein by such Acquisition Party. This indemnity obligation shall be satisfied promptly upon written notice by a Sunrise Party and/or the Sunrise Constituents, or any of them, to such Acquisition Party, requesting indemnity or to be held harmless in accordance herewith.

(b) Each Sunrise Party indemnifies and holds harmless each Acquisition Party and the Acquisition Constituents from and against any and all liability, judgment, expenses, losses or damages (including, without limitation, costs and attorneys’ fees and disbursements) incurred in connection with any Claim with respect to any Released Matter brought by a Sunrise Party and/or the Sunrise Constituents, or any of them, or by any other person or entity under any assignment or other transfer of any kind or title derivative from such Sunrise Party with respect to any of the matters of which such Sunrise Party has hereby released and discharged each Acquisition Party and the Acquisition Constituents, or arising out of any breach of the representations and warranties made herein by such Sunrise Party. This indemnity obligation shall be satisfied promptly upon written notice by an Acquisition Party and/or the Acquisition Constituents, or any of them, to such Sunrise Party, requesting indemnity or to be held harmless in accordance herewith.

8. Governing Law. This Release (a) has been negotiated, executed and delivered in the State of New York and (b) shall be governed by and interpreted in accordance with the laws of the State of New York from time to time in effect, without giving effect to the State of New York’s principles of conflicts of law, except that it is the intent and purpose of the parties hereto that the provisions of Section 5-401 of the General Obligations Law of the State of New York shall apply to this Release.

9. Waiver of Jury Trial. EACH PARTY HERETO KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVES ANY AND ALL RIGHTS IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION BASED ON, OR ARISING OUT OF, UNDER, OR IN CONNECTION WITH, THIS RELEASE, OR ANY COURSE OF CONDUCT, COURSE OF DEALING, STATEMENTS (WHETHER VERBAL OR WRITTEN), OR ACTIONS OF ANY PARTY HERETO RELATING TO THE SUBJECT MATTER HEREOF.

10. Jurisdiction, Venue, Service of Process. ANY LEGAL ACTION OR PROCEEDING WITH RESPECT TO THIS RELEASE SHALL BE BROUGHT, AT ANY PARTY’S OPTION, IN THE COURTS OF THE STATE OF NEW YORK, NEW YORK COUNTY OR OF THE UNITED STATES OF AMERICA FOR THE SOUTHERN DISTRICT OF NEW YORK. EACH PARTY HERETO HEREBY ACCEPTS FOR ITSELF AND ON BEHALF OF ITS RESPECTIVE AFFILIATES, GENERALLY AND UNCONDITIONALLY, THE NON-EXCLUSIVE JURISDICTION OF THE AFORESAID COURTS. EACH PARTY HERETO IRREVOCABLY CONSENTS TO THE SERVICE OF PROCESS OUT OF ANY OF THE AFOREMENTIONED COURTS IN ANY SUCH ACTION OR PROCEEDING BY THE MAILING OF COPIES THEREOF BY REGISTERED OR CERTIFIED MAIL, POSTAGE PREPAID, TO SUCH PARTY AT ITS ADDRESS SET FORTH ABOVE. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES ANY OBJECTION WHICH IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY OF THE AFORESAID ACTIONS OR PROCEEDINGS ARISING OUT OF OR IN CONNECTION WITH THIS RELEASE BROUGHT IN THE COURTS REFERRED TO ABOVE AND HEREBY FURTHER IRREVOCABLY WAIVE AND AGREE NOT TO PLEAD OR CLAIM IN ANY SUCH COURT THAT ANY SUCH ACTION OR PROCEEDING BROUGHT IN ANY SUCH COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM. NOTHING CONTAINED HEREIN SHALL AFFECT THE RIGHT OF A PARTY TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY LAW.

11. Attorneys’ Fees. In the event that subsequent to the execution of this instrument a dispute should arise between a Sunrise Party and/or the Sunrise Constituents, or any of them, on the one hand, and an Acquisition Party and/or the Acquisition Constituents, or any of them, on the other hand, with respect to the interpretation and/or enforcement of this Release, the prevailing party shall be entitled to recover their reasonable attorneys’ fees and expenses in any ensuing litigation.

12. Authority. Each party hereby warrants that it has all necessary power and authority to execute this instrument, and to perform each of the obligations hereunder, and has obtained all consents necessary thereto.

13. Gender and Number. Wherever the context so requires, references herein to the neuter gender shall include the masculine and/or feminine gender, and the singular shall include the plural.

14. Waivers; Extensions. No waiver of any breach of any agreement or provision herein contained shall be deemed a waiver of any preceding or succeeding breach thereof or of any other agreement or provision herein contained. No extension of time for performance of any obligations or acts shall be deemed an extension of the time for performance of any other obligations or acts.

15. Confidentiality and Non-Disparagement.

(a) The parties hereto agree that they shall keep in strict confidence this Release and the terms hereof.

(b) The preceding notwithstanding, this Release and the terms hereof may be disclosed by any party: (i) as may be necessary for either party to disclose it to his accountants, lawyers (who also shall be bound by this confidentiality provision) and the Internal Revenue Service; (ii) in response to any bank inquiry; (iii) in response to a court order or valid subpoena; (iv) to future employers or other third parties directly legally affected by such, upon request or legal obligation to disclose; (v) if necessary to establish a breach of this Release; and (vi) in connection with any transaction requiring any of the parties to disclose the terms of this Release, provided that such disclosure shall be subject to a confidentiality agreement limiting any further disclosure for reasons unrelated to such transaction.

(c) Each party agrees that each shall not disparage, directly or indirectly, orally or in writing, any other party. The preceding notwithstanding, acts taken in accordance with section (b)(i)-(v) above shall not be considered breach of this section.

16. Entire Agreement. This Release embodies the entire agreement and understanding between the parties hereto relating to the subject matter hereof and may not be amended, waived or discharged except by an instrument in writing executed by the party against whom enforcement of such amendment, waiver or discharge is sought.

17. Captions. The captions in this Release are for convenience only and are not to be deemed part of this Release.

18. No Obligations to Third Parties. Except as otherwise expressly provided herein, the execution and delivery of this Release shall not be deemed to confer any rights upon, nor obligate any of the parties hereto, to any individual or entity.

19. Drafting Acknowledgement. By executing this Release, the parties agree that any construction of the intent of the parties, or language hereof, to be made by a court of law shall be neutral, and that no ambiguity as to any of the terms or provisions of this Release shall be construed against any of the parties.

20. Facts May Be Different. The parties acknowledge and agree that any and all of the facts and circumstances relevant to the releases contained herein, and to this Release, may be other than, or different from, the facts or beliefs now known or believed by them, and that, nevertheless, the releases, promises, and covenants made herein shall be binding, effective, and enforceable against them.

21. Amendment to this Release. The terms of this Release may not be modified or amended except by an instrument in writing executed by each party hereto.

22. Partial Invalidity. If any portion of this Release shall be adjudged by a court to be void, or unenforceable, such portion shall be deemed severed from this Release and shall in no way effect the validity or enforceability of the remaining portions of this Release.

23. Counterparts. This Release may be executed in any number of counterparts, each of which shall constitute an original, and all of which, when taken together, shall constitute but one instrument.

24. ERISA. The assets of JPMorgan are deemed to be plan assets (“Plan Assets”) under the Department of Labor Regulation § 2510.3-101, as modified in application by Section 3(42) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”). This release shall be subject to any and all restrictions and limitations as required under ERISA.

[SIGNATURE PAGES FOLLOW]

IN WITNESS WHEREOF, each party has executed this Release as of the date first written above.

MASTER MORSUN ACQUISITION LLC, a Delaware limited liability company

By:	Commingled Pension Trust Fund (Special Situation Property) of JPMorgan Chase Bank, N.A.

	By:	JPMorgan Chase Bank, N.A., solely in its capacity as Trustee and not individually

By:
Name: Title:

COMMINGLED PENSION TRUST FUND (SPECIAL SITUATION PROPERTY) OF JPMORGAN CHASE BANK, N.A.

By:	JPMorgan Chase Bank, N.A., solely in its capacity as Trustee and not individually

By:
Name: Title:

[signature pages continue]

MASTER MORSUN, LP, a Delaware limited partnership

By:	Master MorSun GP, LLC, a Delaware limited liability company, its general partner

	By:	Sunrise Senior Living Investments, Inc., a Virginia corporation, its sole member

By:
Name:
Title:

MASTER MORSUN GP, LLC, a Delaware limited liability company

By:	Sunrise Senior Living Investments, Inc., a Virginia corporation, its sole member

By:
Name:
Title:

SUNRISE SENIOR LIVING INVESTMENTS, INC., a Virginia corporation

By:
Name:
Title:

[signature pages continue]

SUNRISE SENIOR LIVING, INC., a Delaware corporation

By:
Name:
Title:

SUNRISE SENIOR LIVING MANAGEMENT, INC., a Virginia corporation

By:
Name:
Title:

[CNL PROPERTIES TRUST, INC.,]
a [ ] corporation

By:
Name:
Title:

[PERMITTED ASSIGNEE],
a [ ]

By:
Name:
Title:

SCHEDULE A

1.	Management Agreement (4Q 2004 Transaction – Sunrise of Palo Alto), dated January 28, 2005, by and between Manager and Tenant.

2.	Management Agreement (4Q 2004 Transaction – Sunrise of Lenexa), dated December 23, 2004, by and between Manager and Tenant.

3.	Management Agreement (4Q 2004 Transaction – Sunrise of Shelby), dated December 23, 2004, by and between Manager and Tenant.

4.	Management Agreement (4Q 2004 Transaction – Sunrise of Golden Valley), dated December 23, 2004, by and between Manager and Tenant.

5.	Management Agreement (4Q 2004 Transaction – Sunrise of Minnetonka), dated December 23, 2004, by and between Property Manager and Tenant.

6.	Management Agreement (4Q 2004 Transaction – Sunrise of Plano), dated December 23, 2004, by and between Property Manager and Tenant.

7.	Management Agreement (4Q 2004 Transaction – Sunrise of Dresher), dated June 22, 2005, by and between Manager and Tenant.

8.	Owner Agreement, dated January 28, 2005, by and between Palo Alto Owner and Manager.

9.	Owner Agreement, dated December 23, 2004, by and between Lenexa Owner and Manager.

10.	Owner Agreement, dated December 23, 2004, by and between Shelby Owner and Manager.

11.	Owner Agreement, dated December 23, 2004, by and between Golden Valley Owner and Tenant.

12.	Owner Agreement, dated December 23, 2004, by and between Minnetonka Owner and Tenant.

13.	Owner Agreement, dated December 23, 2004, by and between Plano Owner and Tenant.

14.	Owner Agreement, dated December 23, 2004, by and between Dresher Owner and Tenant.

15.	Tenant Pooling Agreement, dated December 23, 2004, by and between Tenant and Manager.

EXHIBIT F

CERTIFICATE OF REPRESENTATIONS AND WARRANTIES

MASTER MORSUN ACQUISITION LLC, a Delaware limited liability company (“Transferor”) represents and warrants to [                                ] (“Transferee”) (such representations and warranties being made in addition to and not in replacement of the representations and warranties set forth in the Agreement Regarding Transfer of Partnership Interests, dated as of             , 2011, by and between Transferor and Sunrise Senior Living Investments, Inc. (“Original Transferee”), as assigned by Original Transferee to Transferee pursuant to the Assignment of Agreement Regarding Transfer of Partnership Interests, dated as of             , 2011 (the “Agreement”)), as of             , 2011, as follows:

For purposes of this Certificate of Representations and Warranties, capitalized terms not otherwise defined herein shall have the respective meanings given such terms in the Agreement.

1.	To Transferor’s Knowledge, the Partnership and each Subsidiary is a corporation, limited partnership or limited liability company (as applicable) duly organized or formed, validly existing, and in good standing under the laws of the jurisdiction of its organization or formation, with full corporate, partnership or limited liability company power and authority to conduct its business as it is now being conducted and to own or use the properties and assets that it purports to own or use.

2.	To Transferor’s Knowledge, the Partnership and each Subsidiary is duly qualified to do business and is in good standing in every domestic or foreign jurisdiction in which its ownership of property or its conduct of businesses as now conducted requires it to qualify. To Transferor’s Knowledge, each jurisdiction in which the Partnership or any Subsidiary is qualified to do business is listed on Schedule 1 attached hereto and made a part hereof.

3.	To Transferor’s Knowledge, complete and accurate copies of the organizational documents of the Partnership and each Subsidiary have been delivered to Transferee.

4.	Neither the execution and delivery of this Agreement by Transferor nor the consummation or performance of the transactions contemplated hereby by Transferor will, directly or indirectly (with or without notice or lapse of time): (i) contravene, conflict with, or result in a violation of any provision of the organizational documents of Transferor, or to Transferor’s Knowledge, the Partnership or any Subsidiary or (ii) to Transferor’s Knowledge, contravene, conflict with, or result in a violation of any Legal Requirement, or any Order of any Governmental Authority, to which the Partnership or any Subsidiary is subject. Except as set forth on Schedule 2 attached hereto and made a part hereof, to Transferor’s Knowledge, neither the Partnership nor any Subsidiary is or will be required to give any notice or obtain any consent or approval from any Governmental Authority or any other Person in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby.

5.	Schedule 3 attached hereto and made a part hereof sets forth the partners of the Partnership and the partnership interests held by each partner of the Partnership.

6.	To Transferor’s Knowledge, Schedule 4 attached hereto and made a part hereof sets forth a true and complete list of (i) each Subsidiary, listing for each Subsidiary its name, the name of the Partnership or Subsidiary holding an ownership interest in such Subsidiary, and the percentage of equity interest of such Subsidiary owned by the Partnership or a Subsidiary. Schedule 4 also sets forth a true, correct and complete organizational chart of the Partnership and, to Transferor’s Knowledge, all of the Subsidiaries.

7.	To Transferor’s Knowledge, the equity interests of each Subsidiary has not been issued in violation of, and is not subject to, any preemptive or subscription rights or rights of first refusal. To Transferor’s Knowledge, no Subsidiary has violated any applicable Legal Requirements in connection with the offer, sale or issuance of its Interests. To Transferor’s Knowledge, the Partnership and/or the Subsidiaries are the record and beneficial owner of all of the outstanding equity interests of each Subsidiary, free and clear of any Encumbrances.

8.	Except as set forth on Schedule 5 attached hereto and made a part hereof, to Transferor’s Knowledge, neither the Partnership, any of the Subsidiaries, nor any of their officers, directors, members, managers, employees or agents has incurred any liability or obligation for brokerage or finders’ fees or agents’ commissions or other similar payment in connection with the transactions contemplated hereby. Transferor agrees to indemnify and hold Transferee harmless from any Losses resulting from a breach of this representation and warranty.

Schedule 1 to Certificate of Representations and Warranties

[TO BE PROVIDED]

Schedule 2 to Certificate of Representations and Warranties

[TO BE PROVIDED]

Schedule 3 to Certificate of Representations and Warranties

[TO BE PROVIDED]

Schedule 4 to Certificate of Representations and Warranties

[TO BE PROVIDED]

Schedule 5 to Certificate of Representations and Warranties

[TO BE PROVIDED]

EXHIBIT G

FUNDING LETTER

COMMINGLED PENSION TRUST FUND (SPECIAL SITUATION PROPERTY)

OF JPMORGAN CHASE BANK, N.A.

270 Park Avenue, 7th Floor

New York, New York 10017

                    , 2011

Master MorSun Acquisition LLC

270 Park Avenue, 7th Floor

New York, New York 10017

Re:	That certain Agreement Regarding Transfer of Partnership Interests (OwnCo), dated as of August , 2011 (the “Agreement”), by and between Master MorSun Acquisition LLC (“Transferor”) and Sunrise Senior Living Investments, Inc. (“Transferee”)

Ladies and Gentlemen:

Reference is hereby made to the Agreement. Capitalized terms used but not otherwise defined herein shall have the respective meanings ascribed thereto in the Agreement.

COMMINGLED PENSION TRUST FUND (SPECIAL SITUATION PROPERTY) OF JPMORGAN CHASE BANK, N.A. (“SSPF”), THE SOLE MEMBER OF TRANSFEROR, HEREBY IRREVOCABLY AGREES THAT SSPF SHALL PROVIDE SUFFICIENT CAPITAL TO TRANSFEROR IN ORDER FOR TRANSFEROR TO FULFILL ITS OBLIGATIONS UNDER THE EXPRESS TERMS OF SECTION 20(b) OF THE AGREEMENT, SUBJECT TO THE LIMITATIONS EXPRESSLY SET FORTH IN SECTIONS 11(e) AND 20(a) OF THE AGREEMENT.

SSPF hereby acknowledges that Transferee or Permitted Assignee (as applicable) may, in connection with the exercise of remedies against Transferor under the Agreement, enforce the rights of Transferor under this letter only as set forth below.

No person or entity other than Transferor shall be entitled to bring any action to enforce the terms of this letter against SSPF, and the covenants set forth in this letter shall be solely for the benefit of, and shall be enforceable only by, Transferor; provided, however, in the event that either (i) Transferor has admitted its liability under the Agreement in writing or (ii) a court of competent jurisdiction has issued a final non-appealable determination of liability on Transferor’s part, and, within three (3) Business Days following either such event, Transferor fails to make a call to SSPF for capital, or has made a call for capital as aforesaid but SSPF shall have failed to fund such capital in accordance with the terms of this letter within five (5)

Business Days following such call for capital, Transferor shall promptly commence a cause of action in a court of competent jurisdiction against SSPF by counsel approved by Transferee or Permitted Assignee (as applicable) to enforce the terms of this letter and shall diligently and in good faith pursue such action and provide Transferee or Permitted Assignee (as applicable) with cooperation in connection with such legal proceeding and shall consult with Transferee or Permitted Assignee in such proceeding. Transferor further agrees not to settle any claim against SSPF without the prior consent of Transferee or Permitted Assignee (as applicable). In the event Transferor shall fail or refuse to call for capital from SSPF as and to the extent required by the terms of this letter, then Transferee or Permitted Assignee (as applicable) shall have the right to call for capital in the name and place of Transferor and Transferor hereby grants to Transferee or Permitted Assignee (as applicable) a limited power of attorney, coupled with an interest, to call for capital from SSPF under this as attorney in fact for Transferor. In the event Transferor shall fail or refuse to commence an action against SSPF or otherwise pursue such action as and to the extent required by the terms of this letter, then Transferee or Permitted Assignee (as applicable) shall have the right to commence or continue such action in the name and place of Transferor and Transferor hereby grants to Transferee or Permitted Assignee (as applicable) a limited power of attorney, coupled with an interest, to commence or continue such legal action as attorney in fact for Transferor. Any legal action taken against SSPF by or on behalf of Transferor hereunder shall be at the sole cost and expense of Transferee or Permitted Assignee (as applicable) and the payment of such costs and expenses shall be a condition precedent to the obligations of Transferor hereunder.

The terms and provisions of this letter shall not be altered, amended, modified or terminated without the prior written consent of SSPF, Transferor and Transferee.

This letter shall be construed in accordance with the laws of the State of New York.

[signature page follows]

This letter constitutes the entire agreement of SSPF with respect to Section 20(b) of the Agreement and the transactions contemplated thereunder.

Very truly yours,

COMMINGLED PENSION TRUST FUND (SPECIAL SITUATION PROPERTY) OF JPMORGAN CHASE BANK, N.A.

By:	JPMorgan Chase Bank, N.A., solely in its capacity as Trustee and not individually

By:
Name:
Title:

SCHEDULE 1

LIST OF PROPERTY OWNERS, PROPERTIES AND LOANS

Column 1: Property Owners	Column 2: Properties	Column 3: Current Loans

MorSun Lenexa Senior Living, LLC, a Delaware limited liability company	Sunrise of Lenexa 15055 West 87th St Pkwy Lenexa, KS 66215	Loan in the maximum principal sum of $13,000,000 from Capmark Bank, formerly known as GMAC Commercial Mortgage Bank, a Utah industrial bank (“Capmark”) to MorSun Lenexa Senior Living, LLC, a Delaware limited liability company (“Lenexa Borrower”), as evidenced by that certain Promissory Note, dated December 23, 2004, by Lenexa Borrower in favor of Capmark, as amended by that certain First Amendment to Promissory Note dated as of May 17, 2007 and effective as of May 1, 2007, as further amended by that certain Second Amendment to Promissory Note dated as of February 3, 2010 and effective as of January 1, 2010, as further amended by that certain Third Amendment to Promissory Note dated as of May 28, 2010 and effective as of April 1, 2010, as further amended by that certain Fourth Amendment to Promissory Note dated as of April 1, 2011, as further amended by that certain Fifth Amendment to Promissory Note dated as of June 10, 2011.

MorSun Shelby Senior Living, LLC, a Delaware limited liability company	Sunrise of Shelby Township 46471 Hayes Road Shelby Township, MI 48315	Loan in the maximum principal sum of $11,840,000 from Capmark to MorSun Shelby Senior Living, LLC, a Delaware limited liablity company (“Shelby Borrower”), as evidenced by that certain Promissory Note, dated December 23, 2004, by Shelby Borrower in favor of Capmark, as amended by that certain First Amendment to Promissory Note dated as of May 17, 2007 and effective as of May 1, 2007, as further amended by that certain Second Amendment to Promissory Note dated as of February 3, 2010 and effective as of January 1, 2010, as further amended by that certain Third Amendment to Promissory Note dated as of May 28, 2010 and effective as of April 1, 2010, as further amended by that certain Fourth Amendment to Promissory Note dated as of April 1, 2011, as further amended by that certain Fifth Amendment to Promissory Note dated as of June 10, 2011.

MorSun Golden Valley Senior Living, LLC, a Delaware limited liability company	Sunrise of Golden Valley 4950 Olson Memorial Hwy Golden Valley, MN 55422	Loan in the maximum principal sum of $12,975,000 from Capmark to MorSun Golden Valley Senior Living, LLC, a Delaware limited liablity company (“Golden Valley Borrower”), as evidenced by that certain Promissory Note, dated December 23, 2004, by Golden Valley Borrower in favor Capmark, as amended by that certain First Amendment to Promissory Note dated as of May 17, 2007 and effective as of May 1, 2007, as further amended by that certain Second Amendment to Promissory Note dated as of February 3, 2010 and effective as of January 1, 2010, as further amended by that certain Third Amendment to Promissory Note dated as of May 28, 2010 and effective as of April 1, 2010, as further amended by that certain Fourth Amendment to Promissory Note dated as of April 1, 2011, as further amended by that certain Fifth Amendment to Promissory Note dated as of June 10, 2011.

Column 1: Property Owners	Column 2: Properties	Column 3: Current Loans

MorSun Minnetonka Senior Living, LLC, a Delaware limited liability company	Sunrise of Minnetonka 18605 Old Excelsior Blvd Minnetonka, MN 55345	Loan in the maximum principal sum of $10,125,000 from Capmark to MorSun Minnetonka Senior Living, LLC, a Delaware limited liablity company (“Minnetonka Borrower”), as evidenced by that certain Promissory Note, dated December 23, 2004, by Minnetonka Borrower in favor of Capmark, as amended by that certain First Amendment to Promissory Note dated as of May 17, 2007 and effective as of May 1, 2007, as further amended by that certain Second Amendment to Promissory Note dated as of February 3, 2010 and effective as of January 1, 2010, as further amended by that certain Third Amendment to Promissory Note dated as of May 28, 2010 and effective as of April 1, 2010, as further amended by that certain Fourth Amendment to Promissory Note dated as of April 1, 2011, as further amended by that certain Fifth Amendment to Promissory Note dated as of June 10, 2011.

MorSun Palo Alto Senior Living, LP, a Delaware limited partnership	Sunrise of Palo Alto 2701 El Camino Real Palo Alto, CA 94306	Loan in the maximum principal sum of $20,000,000 from Capmark to MorSun Palo Alto Senior Living, LP, a Delaware limited partnership (“Palo Alto Borrower”), as evidenced by that certain Promissory Note, dated January 28, 2005, by Palo Alto Borrower in favor of Capmark, as amended by that certain First Amendment to Promissory Note dated as of May 17, 2007 and effective as of May 1, 2007, as further amended by that certain Second Amendment to Promissory Note dated as of February 3, 2010 and effective as of January 1, 2010, as further amended by that certain Third Amendment to Promissory Note dated as of May 28, 2010 and effective as of April 1, 2010, as further amended by that certain Fourth Amendment to Promissory Note dated as of April 1, 2011, as further amended by that certain Fifth Amendment to Promissory Note dated as of June 10, 2011.

MorSun Dresher Senior Living, LP, a Delaware limited partnership	Sunrise of Dresher 1650 Susquehanna Road Dresher, PA 19025	Loan in the maximum principal sum of $12,975,000 from Capmark to MorSun Dresher Senior Living, LP, a Delaware limited partnership (“Dresher Borrower”), as evidenced by that certain Promissory Note, dated June 22, 2005, by Dresher Borrower in favor of Capmark, as amended by that certain First Amendment to Promissory Note dated as of May 17, 2007 and effective as of May 1, 2007, as further amended by that certain Second Amendment to Promissory Note dated as of May 28, 2010 and effective as of April 1, 2010, as further amended by that certain Third Amendment to Promissory Note dated as of April 1, 2011, as further amended by that certain Fourth Amendment to Promissory Note dated as of June 10, 2011.

MorSun Plano Senior Living, LP, a Delaware limited partnership	Sunrise of Plano 4800 West Parker Road Plano, TX 75093	Loan in the maximum principal sum of $26,400,000 from Capmark to MorSun Plano Senior Living, LP, a Delaware limited partnership (“Plano Borrower”), as evidenced by that certain Promissory Note, dated December 23, 2004, by Plano Borrower in favor of Capmark, as amended by that certain First Amendment to Promissory Note dated as of May 17, 2007 and effective as of May 1, 2007, as further amended by that certain Second Amendment to Promissory Note dated as of February 3, 2010 and effective as of January 1, 2010, as further amended by that certain Third Amendment to Promissory Note dated as of May 28, 2010 and effective as of April 1, 2010, as further amended by that certain Fourth Amendment to Promissory Note dated as of April 1, 2011, as further amended by that certain Fifth Amendment to Promissory Note dated as of June 10, 2011.

SCHEDULE 2

LIST OF MANAGEMENT AGREEMENTS

1.	Management Agreement (4Q 2004 Transaction – Sunrise of Palo Alto), dated as of January 28, 2005, by and between Property Manager and Tenant.

2.	Management Agreement (4Q 2004 Transaction – Sunrise of Lenexa), dated as of December 23, 2004, by and between Property Manager and Tenant.

3.	Management Agreement (4Q 2004 Transaction – Sunrise of Shelby), dated as of December 23, 2004, by and between Property Manager and Tenant.

4.	Management Agreement (4Q 2004 Transaction – Sunrise of Golden Valley), dated as of December 23, 2004, by and between Property Manager and Tenant.

5.	Management Agreement (4Q 2004 Transaction – Sunrise of Minnetonka), dated as of December 23, 2004, by and between Property Manager and Tenant.

6.	Management Agreement (4Q 2004 Transaction – Sunrise of Plano), dated as of December 23, 2004, by and between Property Manager and Tenant.

7.	Management Agreement (4Q 2004 Transaction – Sunrise of Dresher), dated as of June 22, 2005, by and between Property Manager and Tenant.

SCHEDULE 3

OPERATING LEASES

1. Operating Lease, dated January 28, 2005, by and between MorSun Palo Alto Senior Living, LP (“Palo Alto Owner”) and Tenant, as amended by a First Amendment to Operating Lease, dated November 30, 2005, as further amended by a Second Amendment to Operating Lease, dated December 31, 2007 and effective as of January 1, 2007.

2. Operating Lease, dated December 23, 2004, by and between MorSun Lenexa Senior Living, LLC (“Lenexa Owner”) and Tenant, as amended by a First Amendment to Operating Lease, dated November 30, 2005, as further amended by a Second Amendment to Operating Lease, dated December 31, 2007 and effective as of January 1, 2007.

3. Operating Lease, dated December 23, 2004, by and between MorSun Shelby Senior Living, LLC (“Shelby Owner”) and Tenant, as amended by a First Amendment to Operating Lease, dated November 30, 2005, as further amended by a Second Amendment to Operating Lease, dated December 31, 2007 and effective as of January 1, 2007.

4. Operating Lease, dated December 23, 2004, by and between MorSun Golden Valley Senior Living, LLC (“Golden Valley Owner”) and Tenant, as amended by a First Amendment to Operating Lease, dated November 30, 2005, as further amended by a Second Amendment to Operating Lease, dated December 31, 2007 and effective as of January 1, 2007.

5. Operating Lease, dated December 23, 2004, by and between MorSun Minnetonka Senior Living, LLC (“Minnetonka Owner”) and Tenant, as amended by a First Amendment to Operating Lease, dated November 30, 2005, as further amended by a Second Amendment to Operating Lease, dated December 31, 2007 and effective as of January 1, 2007.

6. Operating Lease, dated December 23, 2004, by and between MorSun Plano Senior Living, LP (“Plano Owner”) and Tenant, as amended by a First Amendment to Operating Lease, dated November 30, 2005, as further amended by a Second Amendment to Operating Lease, dated December 31, 2007 and effective as of January 1, 2007.

7. Operating Lease, dated December 23, 2004, by and between MorSun Dresher Senior Living, LP (“Dresher Owner”) and Tenant, as amended by a First Amendment to Operating Lease, dated November 30, 2005, as further amended by a Second Amendment to Operating Lease, dated December 31, 2007 and effective as of January 1, 2007.

SCHEDULE 4

OWNER AGREEMENTS

1.	Owner Agreement, dated January 28, 2005, by and between Palo Alto Owner and Manager.

2.	Owner Agreement, dated December 23, 2004, by and between Lenexa Owner and Manager.

3.	Owner Agreement, dated December 23, 2004, by and between Shelby Owner and Manager.

4.	Owner Agreement, dated December 23, 2004, by and between Golden Valley Owner and the Partnership.

5.	Owner Agreement, dated December 23, 2004, by and between Minnetonka Owner and the Partnership.

6.	Owner Agreement, dated December 23, 2004, by and between Plano Owner and the Partnership.

7.	Owner Agreement, dated December 23, 2004, by and between Dresher Owner and the Partnership.

SCHEDULE 5

TRANSFEROR’S DISCLOSURE SCHEDULE

Section 11(a)(ii)(2)

Written Consent of Sole Member of Master MorSun Acquisition, LLC

Certificate of Trustee of Commingled Pension Trust Fund (Special Situation Property) of JP Morgan Chase Bank, N.A.

Section 11(a)(iv)

None.

Section 11(a)(vii)

Purnell Lawsuit

On May 14, 2010, Plaintiff LaShone Purnell filed a lawsuit on behalf of herself and others similarly situated in the Superior Court of the State of California, Orange County, against Sunrise Senior Living Management, Inc., captioned LaShone Purnell as an individual and on behalf of all employees similarly situated v. Sunrise Senior Living Management, Inc. and Does 1 through 50, Case No. 30-2010-00372725 (Orange County Superior Court). Plaintiff’s complaint is styled as a class action and alleges that Sunrise failed to properly schedule the purported class of care givers and other related positions so that they would be able to take meal and rest breaks as provided for under California law. The complaint asserts claims for: (1) failure to pay overtime wages; (2) failure to provide meal periods; (3) failure to provide rest periods; (4) failure to pay wages upon ending employment; (5) failure to keep accurate payroll records; (6) unfair business practices; and (7) unfair competition. Plaintiff seeks unspecified compensatory damages, statutory penalties provided for under the California Labor Code, injunctive relief, and costs and attorneys' fees. On June 17, 2010, Sunrise removed this action to the United States District Court for the Central District of California (Case No. SACV 10-897 CJC (MLGx)). On July 16, 2010, plaintiff filed a motion to remand the case to state court. On August 10, 2010, the Court stayed all proceedings pending early mediation by the parties. Early mediation was unsuccessful, and on January 18, 2011, the United States District Court for the Central District of California denied plaintiff’s motion to remand the action to state court. On July 1, 2011, Plaintiff filed her motion for class certification and limited discovery related to the class certification motion is ongoing. A hearing on Plaintiff’s motion for class certification is presently scheduled for September 2011. Sunrise believes that Plaintiff's allegations are not meritorious and that a class action is not appropriate in this case, and intends to defend itself vigorously. Because of the early stage of this suit, we cannot at this time estimate an amount or range of potential loss in the event of an unfavorable outcome.

Feely Lawsuit

On July 7, 2011, Plaintiff Janet M. Feely, a former Sunrise employee, filed a lawsuit on behalf of herself and others similarly situated in the Superior Court of the State of California, County of Los Angeles, against Sunrise Senior Living, Inc., captioned Janet M. Feely, individually and on behalf of other persons similarly situated v. Sunrise Senior Living, Inc. and Does 1 through 55, Case No. BC 465006 (Los Angeles County Superior Court). Plaintiff’s complaint is styled as a class action and alleges that Sunrise improperly classified a position formerly held by her as exempt from the overtime obligations of California’s wage and hour laws. The complaint asserts claims for: (1) failure to pay overtime wages, (2) failure to provide accurate wage statements, (3) unfair competition, and (4) failure to pay all wages owed upon termination. Plaintiff seeks unspecified compensatory damages, statutory penalties provided for under the California Labor Code, restitution and disgorgement of unpaid overtime wages under the California Business and Professions Code, prejudgment interest, costs and attorney’s fees. Sunrise believes that Plaintiff’s allegations are not meritorious and that a class action is not appropriate in this case, and intends to defend itself vigorously. Because of the early stage of this lawsuit, Sunrise cannot at this time estimate an amount or range of potential loss in the event of an unfavorable outcome.

City of Lenexa Road Improvement Project

On May 24, 2011, the City of Lenexa served a notice on Morsun Lenexa Senior Living, LLC, seeking three easements as part of a City road improvement project: two temporary construction easements and one sidewalk easement. Morsun Lenexa Senior Living, LLC has commented on the proposed easements and is seeking its lender’s consent. The City of Lenexa may file condemnation proceedings, which will be dismissed upon Morsun Lenexa Senior Living, LLC’s signing of the easements.

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